(As filed April 13, 2001)


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                               AMENDMENT NO. 1 TO

                                    FORM U5B

                             REGISTRATION STATEMENT


                       Filed Pursuant to Section 5 of the
                   Public Utility Holding Company Act of 1935

 ...............................................................................
                               KeySpan Corporation
                              (Name of Registrant)

                               Steven L. Zelkowitz
                    Senior Vice President and General Counsel
                               KeySpan Corporation
                              One MetroTech Center
                            Brooklyn, New York 11201
         ---------------------------------------------------------------
(Name and Address of Officer to whom Notices and Correspondence should be
                                   Addressed)


          The Commission is also requested to send copies of any communications in connection with this matter to:

                             Kenneth M. Simon, Esq.
                              Laura V. Szabo, Esq.
                     Dickstein Shapiro Morin & Oshinsky LLP
                                2101 L Street, NW
                             Washington, D.C. 20037

 ................................................................................

                            Glossary of Defined Terms
                            -------------------------

When used herein, the following terms have the meaning set forth below:



Eastern         Eastern Enterprises

EnergyNorth     EnergyNorth, Inc.

KeySpan         KeySpan Corporation

Merger U-1      The Form U-1  Application/Declaration,  as amended,  filed by
                KeySpan Corporation and ACJ Acquisition LLC in File No. 70-9641.

Financing U-1   The Form U-1 Application/Declaration, as amended, filed by
                KeySpan Corporation in File No. 70-9699.

Transaction     The  business  combination  by and among  KeySpan  Corporation,
                ACJ Acquisition and Eastern Enterprises.

                             REGISTRATION STATEMENT

     The undersigned holding company hereby submits its registration statement to the Securities and Exchange Commission pursuant to Section 5 of the Public Utility Holding Company Act.

1.   Exact name of registrant: KeySpan Corporation

2. Address of Principal executive offices: One MetroTech Center Brooklyn, New York 11201

3.   Name and address of chief accounting officer:

                          Ronald S. Jendras
                          Vice President & Controller
                          KeySpan Corporation
                          One MetroTech Center
                          Brooklyn, New York 11201

4. Certain information as to the registrant and each subsidiary company thereof:

Name of Company                                            Organization         State of Organization   Type of Business
-------------------------------------------------------------------------------------------------------------------------
KeySpan Corporation                                        Corporation           New York                Holding Company
     KeySpan Exploration and Production, LLC               Limited Liability     Delaware        Natural Gas and Oil Exploration and
                                                           Company                                       Development

     KeySpan Gas East Corporation d/b/a KeySpan Energy     Corporation           New York                Gas Utility
     Delivery Long Island

     KeySpan Corporate Services, LLC                       Limited Liability     New York                Services
                                                           Company
     KeySpan Energy Corporation                            Corporation           New York               Intermediate Holding Company
         The Brooklyn Union Gas Company d/b/a KeySpan      Corporation           New York                Gas Utility
         Energy Delivery New York
             North East Transmission Co., Inc.             Corporation           Delaware          Holds General Partner Interest in
                                                                                                       the Iroquois Gas Transmission
                                                                                                         System, L.P.
                    Iroquois Gas                           Limited Partnership   Delaware                Natural Gas Pipeline
                    Transmission System,
                     L.P.

             Boundary Gas, Inc.                            Corporation           Delaware                Gas Marketer

             Alberta Northeast Gas, Ltd.                   Corporation           Canada                  Gas Marketer

         KeySpan Natural Fuels, LLC                        Limited Liability     Delaware                Oil & Gas Wells
                                                           Company

         KeySpan North East Ventures, Inc.                 Corporation           Delaware                Non-Utility Holding Company

             Northeast Gas Markets LLC                     Limited Liability     Delaware       Natural Gas Procurement and Marketer
                                                           Company

         THEC Holdings Corp.                               Corporation           Delaware                Non-Utility Holding Company

             The Houston Exploration Company               Corporation           Delaware            Natural Gas and Oil Exploration

         GEI Development Corp.                             Corporation           Delaware                Inactive

         KeySpan Energy Development Corporation            Corporation           Delaware                Non-Utility Holding Company

             GTM Energy, LLC                               Limited Liability     Delaware               Develops Electric Generation
                                                           Company                                      Projects

             Honeoye Storage Corporation                   Corporation           New York             Natural Gas Storage Facilities

             Adrian Associates L.P.                        Partnership           New York               Natural Gas Storage Services

             KeySpan International Corporation             Corporation           Delaware                Non-Utility Holding Company

                 KeySpan C.I., LTD                         Company               Cayman Islands          Non-Utility Holding Company

                     KeySpan UK Limited                    Company               United Kingdom          Non-Utility Holding Company

                         Premier Transmission Limited      Company               Northern Ireland        Natural Gas Pipeline

                     Premier Transmission Limited          Company               Northern Ireland        Natural Gas Pipeline

                     Phoenix Natural Gas Limited           Company               Northern Ireland   Foreign Utility Company ("FUCO")

                 KeySpan C.I. II, LTD                      Company               Cayman Islands          Non-Utility Holding Company

                     Grupo KeySpan, S. de R.L. de C.V.     Company               Mexico                  Non-Utility Holding Company

                         FINSA Energeticos S. de R.L. de   Company               Mexico                  FUCO
                         C.V.

             KeySpan Cross Bay, LLC                        Limited Liability     Delaware           Owns a 25% Interest in Cross Bay
                                                           Company                                       Pipeline Company, LLC

                 Cross Bay Pipeline Company, LLC           Limited Liability     Delaware                Natural Gas Pipeline (in
                                                           Company                                       development)

             KeySpan Islander East Pipeline, LLC           Limited Liability     Delaware              50% Interest in Islander East
                                                           Company                                       Pipeline Company, LLC

                 Islander East Pipeline Company, LLC       Limited Liability     Delaware                Natural Gad Pipeline (in
                                                           Company                                       development)

             KeySpan Midstream LLC                         Limited Liability     Delaware                Non-Utility Holding Company
                                                           Company

                 KeySpan CI Midstream Limited              Company               Cayman Islands          Non-Utility Holding Company

                     KeySpan Luxembourg S.A.R.L.           Limited Liability     Luxembourg              Non-Utility Holding Company
                                                           Company

                         Nicodama Beheer V B.V.            Corporation           Netherlands             Non-Utility Holding Company

                         KS Midstream Finance Co.          Corporation           Nova Scotia             Non-Utility Holding Company

                             KeySpan Energy Development    Corporation           Nova Scotia             Non-Utility Holding Company
                             Co.

                                 TNG Liquids Ltd. (f/n/a   Corporation           Canada            Owns a 19% interest in the Taylor
                                 KeySpan Energy Canada                                                   Gas Liquids Partnership
                                 Ltd.)

                                       The Taylor Gas      Partnership           Canada           Owns an Interest in Gas Extraction
                                       Liquids                                                           Plant
                                       Partnership

                                 KeySpan Energy Canada     General Partnership   Canada                  Natural Gas Processing and
                                 Partnership (f/n/a/                                                     Gathering Systems
                                 Gulf Midstream)

                                 KeySpan Energy Canada     Company               Canada                  Natural Gas Processing and
                                 Facilities Limited                                                      Gathering Systems

                                 KeySpan Energy Canada     Company               Canada           Managing of Natural Gas Processing
                                 Limited                                                                 and Gathering Companies

     KeySpan Utility Services LLC                          Limited Liability     New York                Utility Services
                                                           Company

     KeySpan Generation LLC                                Limited Liability     New York                Electric Utility
                                                           Company

     KeySpan Electric Services LLC                         Limited Liability     New York         Operation and Maintenance Services
                                                           Company                                       for electric facilities

     KeySpan Energy Trading Services LLC                   Limited Liability     New York                Energy Broker
                                                           Company

     Marquez Development Corp.                             Corporation           New York             Uranium Mill and Mine Which is
                                                                                                         Being Dismantled

     Island Energy Services Company, Inc.                  Corporation           New York                Inactive

     LILCO Energy Systems, Inc.                            Corporation           New York        Holds a 1% general partner interest
                                                                                                        in Iroquois Gas Transmission
                                                                                                         System, L.P.

     KeySpan Ravenswood, Inc.                              Corporation           New York                Exempt Wholesale Generator

     KeySpan Ravenswood Services Corp.                     Corporation           New York         Operation and Maintenance Services

     KeySpan Services Inc.                                 Corporation           Delaware                Non-Utility Holding Company

         Binsky & Snyder, Inc.                             Corporation           New Jersey              Installs HVAC Systems

         Binsky & Snyder Service, Inc.                     Corporation           New Jersey      Services and Maintains HVAC Systems

         WDF, Inc.                                         Corporation           New York            Mechanical Contracting Services

         Roy Kay, Inc.                                     Corporation           New Jersey       Mechanical and General Contracting
                                                                                                       Services

         Roy Kay Electrical Company                        Corporation           New York            Electrical Contracting Services

         Roy Kay Mechanical, Inc.                          Corporation           New Jersey           Installation and Renovation of
                                                                                                      Sprinkler and Fire Suppression
                                                                                                         Systems

         Active Conditioning Corp.                         Corporation           New Jersey          Installation and Maintenance of
                                                                                                       HVAC Systems

         KeySpan Communications Corp.                      Corporation           New York                Owns a Fiber Optic Network

         KeySpan Energy Solutions, LLC                     Limited Liability     New York           Service and Maintenance  of HVAC
                                                           Company                                     Systems and Gas Appliances

             KeySpan Plumbing Solutions, Inc.              Corporation           New York          Plumbing and Maintenance Services

         Fritze KeySpan, LLC                               Limited Liability     Delaware          Designs, Builds and Installs HVAC
                                                           Company                                       Systems

         KeySpan Energy Management, Inc.                   Corporation           Delaware            Non-Utility Holding Company and
                                                                                                Installs and Constructs HVAC Systems

             KeySpan Engineering Associates, Inc.          Corporation           New York                Reviews Power Supply Needs
                                                                                                    Customers and Designs Efficient
                                                                                                         Power Systems

             R.D. Mortman, LLC                             Limited Liability     New York         Installs and Services HVAC Systems
                                                           Company

             KeySpan Energy Supply, Inc.                   Corporation           Delaware                Energy Broker

         KeySpan Energy Services, Inc.                     Corporation           Delaware                Energy Marketer

         Delta KeySpan, Inc.                               Corporation           Delaware          Designs and Installs HVAC Systems

         Paulus Sokolowski and Sartor, Inc.                Corporation           New Jersey      Engineering and Consulting Services

         Fourth Avenue Enterprise Piping Corp.             Corporation           New York            Maintenance and Installation of
                                                                                                         HVAC Systems

     KeySpan Technologies Inc.                             Corporation           New York          Sells Equipment that Promotes New
                                                                                                         Technologies

         Enporion, Inc.                                    Corporation           Delaware           Exempt Telecommunication Company

     Honeoye Storage Corporation                           Corporation           New York                Natural Gas Storage

     KeySpan MHK, Inc.                                     Corporation           Delaware             Holds a 25% Equity Interest in
                                                                                                         MyHomeKey.com, Inc.

         myHomeKey.com, Inc.                               Corporation           Delaware          Exempt Telecommunications Company

     KeySpan Engineering and Survey, Inc.                  Corporation           New York          Engineering and Surveying Company

     Eastern Enterprises                                   Voluntary Association Massachusetts          Intermediate Holding Company

         Boston Gas Company d/b/a KeySpan Energy           Corporation           Massachusetts           Gas Utility
         Delivery New England

         Colonial Gas Company d/b/a KeySpan Energy         Corporation           Massachusetts           Gas Utility
         Delivery New England

         Transgas, Inc.                                    Corporation           Massachusetts      Over the Road  Transportation of
                                                                                                   Liquefied Natural Gas and Propane

         Essex Gas Company d/b/a KeySpan Energy Delivery   Corporation           Massachusetts           Gas Utility
         New England

         AMR Data Corporation                              Corporation           Massachusetts           Meter Reading Services

         Eastern Associated Securities Corp.               Corporation           Massachusetts           Holds Investment Securities

         Eastern Energy Systems Corp.                      Corporation           Delaware                Inactive

         Eastern Rivermoor Company, Inc.                   Corporation           Massachusetts           Real Estate Company

         Eastern Urban Services, Inc.                      Corporation           Delaware        Holds Passive Real Estate Interests

         Midland Enterprises, Inc.                         Corporation           Delaware                Non-Utility Holding Company

             Capital Marine Supply, Inc.                   Corporation           Louisiana       River Barge Transportation Services
                                                                                                 and Related Support Activities

             Chotin Transportation, Inc.                   Corporation           Louisiana       River Barge Transportation Services
                                                                                                 and Related Support Activities

             Eastern Associated Terminals Company          Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             Federal Barge Lines, Inc.                     Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

                 River Fleets, Inc.                        Corporation           Louisiana       River Barge Transportation Services
                                                                                                 and Related Support Activities

             Hartley Marine Corp.                          Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             Minnesota Harbor Service, Inc.                Corporation           Minnesota       River Barge Transportation Services
                                                                                                 and Related Support Activities

             The Ohio River Company                        Corporation           West Virginia   River Barge Transportation Services
                                                                                                 and Related Support Activities

                 The Ohio River Company Traffic            Corporation           Pennsylvania    River Barge Transportation Services
                 Division, Inc.                                                                  and Related Support Activities

             The Ohio River Terminals Company              Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             Orgulf Transport Co.                          Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             Orsouth Transport Co.                         Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             Port Allen Marine Service, Inc.               Corporation           Louisiana       Inactive

             Red Circle Transport Co.                      Corporation           Delaware        River Barge Transportation Services
                                                                                                 and Related Support Activities

             West Virginia Terminals, Inc.                 Corporation           West Virginia   River Barge Transportation Services
                                                                                                 and Related Support Activities

         Mystic Steamship Corporation                      Corporation           Delaware                Inactive

         PCC Land Company, Inc.                            Corporation           Texas                   Real Estate

         Philadelphia Coke Co., Inc.                       Corporation           Delaware                Inactive

         KeySpan Home Energy Services (New England),       Corporation           Massachusetts           HVAC Services
         Inc. f/n/a ServicEdge Partners, Inc.

         Western Associated Energy Corp.                   Corporation           Delaware                Inactive

         EnergyNorth, Inc.                                 Corporation           New Hampshire          Intermediate Holding Company

             EnergyNorth Natural Gas, Inc. d/b/a KeySpan   Corporation           New Hampshire           Gas Utility
             Energy Delivery New England

             Broken Bridge Corporation                     Corporation           New Hampshire         Holds Undeveloped Real Estate

             EnergyNorth Realty, Inc.                      Corporation           New Hampshire        Owns and Leases a Buildings to
                                                                                                         Associate Companies

             ENI Mechanicals, Inc.                         Corporation           New Hampshire           Non-Utility Holding Company

                 Northern Peabody, Inc.                    Corporation           New Hampshire          Mechanical Contractor (HVAC)

                 Granite State Plumbing and Heating, Inc.  Corporation           New Hampshire          Mechanical Contractor (HVAC)


                                    BUSINESS
5.         Describe briefly:

(a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries;

                     Information regarding the general character of the business of KeySpan and its subsidiaries is set forth in Item 1.B. of the Merger U-1 which is incorporated by reference herein. Information regarding the statistics relating to sales, purchases, operating revenues, and customers for KeySpan and its subsidiaries can be found in the following documents: Item 1, Item 7 and Item 8 of the Annual Report of KeySpan on Form 10-K for the period ending December 31, 2000 (File No. 1-14161) ("KeySpan Annual Report"); Item 1 of the final Annual Report of Eastern on Form 10-K for the year ended December 31, 1999 (File No. 1-02297) ("Eastern Annual Report"); and in Item 1 of the final Annual Report of EnergyNorth on Form 10-K form the fiscal year ended September 30, 1999 (File No. 1-11441) (EnergyNorth Annual Report"), the applicable portions of which are hereby incorporated by reference.

(b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

                     Information regarding any substantial changes which may have occurred in the general character of the business of KeySpan and its subsidiaries during the preceding five years can be found in the above-referenced KeySpan, Eastern and EnergyNorth 10-K and in the 10-K's filed by such companies for each of the previous five years, which have been previously filed with the Commission and are incorporated by reference herein.



                                    PROPERTY

6. Describe briefly the general character and location of the principal plants, properties and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

               Information regarding the principal plants, properties and other important physical units of KeySpan and its subsidiaries is set forth in the following documents, the applicable portions of which are incorporated by reference: Item 1.B of the Merger U-1;
               Item 1 of the KeySpan Annual Report; Item 1 of the Eastern Annual Report; and Item 2 of the EnergyNorth Annual Report.



                             INTERSTATE TRANSACTIONS

7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:

               None of KeySpan's public utility companies are engaged in the transmission of electric energy or gas in interstate commerce. KeySpan's gas utility companies do purchase gas transportation and storage services for service to their retail customers from regulated interstate pipeline suppliers.


                             SECURITIES OUTSTANDING

8. Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:


                                   FUNDED DEBT

(a) For each issue or series of funded debt secured by liens on property owned, whether or not such debt has been assumed: (Do not include here any contingent liabilities reported under paragraph 8(c) below)


                                                BY  PERMISSION  OF THE  STAFF OF
                                                    THE  COMMISSION,  COLUMNS  E
                                                    THROUGH I HAVE BEEN OMITTED.

As of: 2/1/2001
                      A                                            B                           C                         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Amount
                   Name of                                      Title of                    Amount                    Issued
                   Obligor                                       Issue                    Authorized                   Less
                  (Note 1)                                      (Note 2)                   (Note 3)                   Retired
------------------------------------------------------------------------------------------------------------------------------------
Colonial Gas Company                          First Mortgage Bonds                            25,000                    25,000
Colonial Gas Company                          First Mortgage MTN's Series A                   75,000                    65,000
Colonial Gas Company                          First Mortgage MTN's Series B                   75,000                    30,000
Essex County Gas Company                      First Mortgage Bonds                            18,000                    18,000
Energy North Natural Gas                      Mortgage Bonds                                  44,000                    41,539
Midland Enterprises                           First Ship Mortgage Bonds                       75,000                    75,000
Midland Enterprises                           First Ship Mortgage MTN's                       68,000                    68,000
EnergyNorth Realty, Inc.                      Mortgage Notes Payable                       1,275,000                   742,000


                                  CAPITAL STOCK

(b) For each class of capital stock including certificates of beneficial interest give information both in number of shares and in dollar amounts: (Do not include any warrants, options or other securities reported under paragraph
8(d)).

                                            BY  PERMISSION  OF THE  STAFF OF THE
                                                COMMISSION,  COLUMNS G THROUGH J
                                                HAVE BEEN OMITTED.

           As of 12/31/00

---------------------------------------------- ------------------------------------------------------------------------------------
                         Col. A                       Col. B              Col. C           Col. D              Col. E         Col. F



                     Name of Issuer            Title of Issue (Notes     Amount     Amount Reserved for   Additional   Amount Issued
                                                                                     Options, Warrants,                 (Col. C Less
                                                      1 and 2)       Authorized by  Conversions & Other  Amount Unissued     Cols. D
                                                                         Charter           Rights                             and E)

---------------------------------------------- ----------------------- --------------- ---------------------------------------------
KeySpan Corporation                              Common Stock,         450,000,000        10,500,000      313,636,974    136,363,026
                                                 .01 par value
---------------------------------------------- ------------------------------------------------------------------------------------
KeySpan Corporation                            Preferred Stock,           ---              N/A                 ---           553,000
                                                  Series C,
                                                100 par value
---------------------------------------------- ----------------------- --------------- --------------------- ----------------- -----
KeySpan Corporation                            Preferred Stock,           ---              N/A                 ---          197,000
                                               Series D,
                                               .01 par value
---------------------------------------------- ----------------------- --------------- --------------------------------------------
KeySpan Gas East Corporation                   Common Stock,             100               N/A                  0                100
d/b/a KeySpan Energy Delivery Long Island      .01 par value
---------------------------------------------- ----------------------- -------------------------------------------------------------
KeySpan Energy Corporation                     Common Stock,             100               N/A                  0                100
                                               .33 1/3 par value
---------------------------------------------- ----------------------- ------------------------------------------------------------
The Brooklyn Union Gas Company                 Common Stock,             100               N/A                  0                100
d/b/a KeySpan Energy Delivery New York        .33 1/3 par value
---------------------------------------------- ----------------------- --------------- --------------------- -----------------------
North East Transmission Co., Inc.              Common Stock,           3,000               N/A                 ---               100
                                               no par value
---------------------------------------------- ----------------------- --------------- --------------------- -----------------------
                                                  Common Stock           ---               N/A                 ---               ---
Boundary Gas, Inc.
------------------------------------------------ ----------------------- --------------- --------------------- ---------------------
                                             Class A Common Stock        ---               ---                 ---               890
Boundary Gas, Inc.
------------------------------------------- ----------------------- ----------------- ------------------- --------------------------
                                             Class B Common Stock        ---               ---                ---                  1
Alberta Northeast Gas, Ltd.
------------------------------------------- ----------------------- ----------------- ------------------- --------------------------
                                                Common Stock,           1,500              N/A                  0              1,500
KeySpan North East Ventures, Inc.                no par value
------------------------------------------- ----------------------- ----------------- ------------------- -------------------------
                                                Common Stock,           1,500              N/A                1,400              100
THEC Holdings Corp.                              no par value
------------------------------------------- ----------------------- ----------------- --------------------- -----------------------
                                                Common Stock,      50,000,000          3,133,276         20,016,669       29,983,331
The Houston Exploration Company                 .01 par value
------------------------------------------- ----------------------- ----------------- --------------------- ------------------------
                                               Preferred Stock,     5,000,000              N/A                  0         5,000,000
The Houston Exploration Company                 .01 par value
------------------------------------------- ----------------------- ----------------- --------------------- ------------------------
                                                Common Stock,            100               N/A                  0                100
Seneca-Upshur Petroleum, Inc.                    50 par value
------------------------------------------- ----------------------- ----------------- --------------------- ------------------------
                                                Common Stock,           1,500              N/A                1,400              100
GEI Development Corp.                            no par value
------------------------------------------- ----------------------- ----------------- --------------------- ------------------------
                                                Common Stock,          10,000              N/A                9,900              100
KeySpan Energy Development Corporation          .01 par value
------------------------------------------- ----------------------- ----------------- --------------------- ------------------------


                         Col. A                       Col. B              Col. C           Col. D              Col. E         Col. F



                     Name of Issuer            Title of Issue (Notes     Amount     Amount Reserved for   Additional   Amount Issued
                                                                                     Options, Warrants,                 (Col. C Less
                                                      1 and 2)       Authorized by  Conversions & Other  Amount Unissued     Cols. D
                                                                         Charter           Rights                             and E)


                                                 Common Stock,             ---           N/A                 ---               ---
Honeoye Storage Corporation                      .01 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            10,000         N/A                9, 990              10
KeySpan International Corporation                .01 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            50,000         N/A                49,990              10
KeySpan C.I., LTD                                1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,             100           N/A                  0                100
KeySpan UK Limited                                1.00 (U.K.)
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                   Preferred,           5,761,591        N/A              5,761,591             0
Premier Transco Limited                          1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                   Ordinary,             860,925         N/A                  0              860,928
Premier Transco Limited                          1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                   Ordinary,            6,622,519        N/A                  0            6,622,519
Phoenix Natural Gas Limited                      1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                   Preferred,          155,490,966       N/A              70,409,870      85,958,966
Phoenix Natural Gas Limited
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            50,000         N/A                4,990               10
KeySpan C.I. II, LTD                             1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            50,000         N/A               499,500             500
KeySpan CI Midstream Limited                    1,000 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                  Common Stock             400           N/A                  0                400
Nicodama Beheer V B.V.
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,          1,000,000        N/A               999,001             999
KS Finance Co.                                    no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,          1,000,000        N/A                 ---              1,594
KeySpan Energy Development Co.                    no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,          Unlimited        N/A                 N/A               100
KeySpan Energy Canada Inc.                       1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,          10,000,000       N/A                 ---               ---
Alberta Laterals Company Ltd.                    1.00 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                  Common Stock             100           N/A                  0                100
KeySpan Energy Canada Facilities Limited
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,             200           N/A                 196                4
Marquez Development Corp.                         no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            20,000         N/A                19,000            1,000
Island Energy Services Company, Inc.             .01 par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,             200           N/A                 160                40
LILCO Energy Systems, Inc.                        no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,             200           N/A                  0                200
KeySpan Ravenswood, Inc.                          no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,             200           N/A                  0                200
KeySpan Ravenswood Services Corp.                 no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                                 Common Stock,            1,500          N/A                1,400              100
KeySpan Services Inc.                             no par value
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                              Class A Common Stock        20,000         N/A                6,744             13,256
Binsky & Snyder, Inc.
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------
                                              Class B Common Stock         500           N/A                  0                500
Binsky & Snyder, Inc.
-------------------------------------------------------------------- ----------------- --------------- ----------------- -----------



                         Col. A                       Col. B              Col. C           Col. D              Col. E         Col. F



                     Name of Issuer            Title of Issue (Notes     Amount     Amount Reserved for   Additional   Amount Issued
                                                                                     Options, Warrants,                 (Col. C Less
                                                      1 and 2)       Authorized by  Conversions & Other  Amount Unissued     Cols. D
                                                                         Charter           Rights                             and E)


                                                Common Stock,            1,500          N/A                  45              1,455
Binsky & Snyder Service, Inc.                    no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                  0                200
WDF, Inc.                                        no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            1,000          N/A                  0               1,000
Roy Kay, Inc.                                    no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                  0                200
Roy Kay Electrical Company                       no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             100           N/A                  0                100
Roy Kay Mechanical, Inc.                         no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            2,500          N/A                  0               2,500
Active Conditioning Corp.                        no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                  0                200
KeySpan Communications Corp.                     no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                 190            10 shares
KeySpan Plumbing Solutions, Inc.                 no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            5,000          N/A                  0               5,000
KeySpan Energy Management, Inc.                  no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            75,000         N/A                45,066            28,934
KeySpan Engineering Associates, Inc.            5.00 par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            1,500          N/A                1,400              100
KeySpan Energy Services, Inc.                    no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,            1,500          N/A                1,490               10
Delta KeySpan, Inc.                              no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                 Common Stock           500,000         N/A               257,738           242,262
Paulus Sokolowski and Sartor, Inc.
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                 100               100
Fourth Avenue Enterprise Piping Corp.            no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                Common Stock,             200           N/A                  0                260
KeySpan Technologies Inc.1                     .01 no par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                   Class A              100,000                            76,000            24,000
Enporion, Inc.                                  Common Stock,
                                                .001 par value
------------------------------------------------------------------- ----------------- --------------- ----------------- ------------
                                                   Class B              100,000          24,000              76,000              0
Enporion, Inc.                                  Common Stock,
                                                .001 par value
------------------------------------------------------------------- ----------------- ---------------- ----------------- -----------
                                               Preferred Stock,          50.000                             50.000              0
Enporion, Inc.                                  .001 par value
------------------------------------------------------------------- ----------------- ---------------- ----------------- -----------
                                                     N/A                  N/A            N/A                 N/A               N/A
Honeoye Storage Corporation
------------------------------------------------------------------- ----------------- ---------------- ----------------- -----------
                                                Common Stock,             100            N/A                  0                100
KeySpan MHK, Inc.                               .01 par value
------------------------------------------------------------------- ----------------- ---------------- ----------------- -----------
                                                     N/A                  N/A            N/A                 N/A               N/A
myHomeKey.com, Inc.
------------------------------------------------------------------- ----------------- ---------------- ----------------- -----------


                        Col. A                       Col. B              Col. C           Col. D              Col. E         Col. F



                    Name of Issuer            Title of Issue (Notes     Amount     Amount Reserved for   Additional   Amount Issued
                                                                                     Options, Warrants,                 (Col. C Less
                                                          1 and 2)   Authorized by  Conversions & Other  Amount Unissued     Cols. D
                                                                        Charter           Rights                             and E)





                                                          Common Stock,         300           N/A              0                300
KeySpan Engineering and Survey, Inc.                       no par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,      50,000,000       N/A          27,016,704     22,983,296
Eastern Enterprises                                       1.00 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       514,184         N/A              0             514,184
Boston Gas Company d/b/a KeySpan Energy Delivery New      100 par value
England
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Variable Term      1,200,000        N/A           120,000        1,080,000
Boston Gas Company d/b/a KeySpan Energy Delivery New        Preferred,
England                                                      Series A
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       200,000         N/A           199,900             100
Colonial Gas Company d/b/a KeySpan Energy Delivery New    1.00 par value
England
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,        32,000         N/A              0              32,000
Transgas, Inc.                                           10.00 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       200,000         N/A           199,900             100
Essex Gas Company d/b/a KeySpan Energy Delivery New        no par value
England
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                         Preferred Stock,    1,200,000        N/A          1,199,900            100
Essex Gas Company d/b/a KeySpan Energy Delivery New        no par value
England
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         200           N/A             100               100
AMR Data Corporation                                      .01 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       300,000         N/A           299,900             100
Eastern Associated Securities Corp.                       .10 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         100           N/A              0                100
Eastern Energy Systems Corp.                              1.00 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       200,000         N/A           199,900             100
Eastern Rivermoor Company, Inc.                           .01 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         100           N/A              0                100
Eastern Urban Services, Inc.                              1.00 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,        1,000          N/A            984.5              15.5
Midland Enterprises, Inc.                                 100 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         100           N/A              50                50
Capital Marine Supply, Inc.                               100 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       1,451.11        N/A              0            1,451.11
Chotin Transportation, Inc.                               100 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         250           N/A             230                20
Eastern Associated Terminals Company                       no par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,       500,000         N/A           449,900           50,100
Federal Barge Lines, Inc.                                10.00 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,         100           N/A              0                100
River Fleets, Inc.                                         no par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,        1,000          N/A             990                10
Hartley Marine Corp.                                       no par value
------------------------------------------------------------------------------------------- ----------------------------- ----------
                                                          Common Stock,        1,000          N/A             990               100
Minnesota Harbor Service, Inc.                            .01 par value
------------------------------------------------------------------------------------------- ----------------------------- ----------



                             Col. A                       Col. B             Col. C          Col. D             Col. E       Col. F



                         Name of Issuer         Title of Issue (Notes     Amount     Amount Reserved for   Additional  Amount Issued
                                                                                       Options, Warrants,               (Col. C Less
                                                       1 and 2)      Authorized by  Conversions & Other   Amount Unissued   Cols. D
                                                                          Charter           Rights                           and E)


                                                        Common Stock,        300,100          N/A               300,000          100
The Ohio River Company                                  5.00 par value
--------------------------------------------------------------------------------------- ---------------- ----------------- ---------
                                                        Common Stock,          250            N/A                 240             10
The Ohio River Company Traffic Division, Inc.            no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          250            N/A                 230             20
The Ohio River Terminals Company                         no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          250            N/A                 230             20
Orgulf Transport Co.                                     no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          250            N/A                 230             20
Orsouth Transport Co.                                    no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,        200,000          N/A                80,000      120,000
Port Allen Marine Service, Inc.                          no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          250            N/A                 230             20
Red Circle Transport Co.                                 no par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,         5,000           N/A                4,900           100
West Virginia Terminals, Inc.                           1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,         1,000           N/A                 990             10
Mystic Steamship Corporation                            1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,         5,000           N/A                  0           5,000
PCC Land Company, Inc.                                   10 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,         1,000           N/A                  0           1,000
Philadelphia Coke Co., Inc.                              100 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,        200,000          N/A               199,900          100
KeySpan Home Energy Services(New England),Inc. f/n/a    .01 par value
ServicEdge Partners, Inc.
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          100            N/A                  0             100
Western Associated Energy Corp.                         1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,          ---            N/A                 ---      3,322,903
EnergyNorth, Inc.                                       1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                        Common Stock,        120,000          N/A                  0         120,000
EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy       25 par value
Delivery New England
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       17,000          N/A                  0          17,000
EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy      100 par value
Delivery New England
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       10,000          N/A                  0          10,000
Broken Bridge Corporation                               1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,      100,000          N/A                75,000       25,000
EnergyNorth Propane, Inc.                               1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       50,000          N/A                  0             500
EnergyNorth Realty, Inc.                                100 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       10,000          N/A                  0          10,000
ENI Mechanicals, Inc.                                   1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       10,000          N/A                  0          10,000
Northern Peabody, Inc.                                  1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------
                                                       Preferred Stock,       10,000          N/A                  0          10,000
Granite State Plumbing and Heating, Inc.                1.00 par value
--------------------------------------------------------------------------- -------------- ---------------- ----------------- ------

                             CONTINGENT LIABILITIES

(c) A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities. 3. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:

                                                        Proceeds
                                                      Received by
                                                       Issuer per        Approximate          Name of
                                    Amount Issued     $100 (Before    Expenses of Issuer   Underwriters               Underwriters
            Titles of Issue            or Sold         Expenses)           per $100        or Purchasers      Initial Offering Price
------------------------------------------------------------------------------------------------------------------------------------
New Bond Issues
KeySpan Generation LLC Pollution           $41,125            $41,125       $1,250       Goldman Sachs & Co.,              100.000%
Control Refunding Revenue Bonds                          (See Note 1)                    JP Morgan & Co. and
                                                                                         Merrill Lynch and Co.

KeySpan Gas East Corporation Medium       $400,000           $399,344       $2,600       Merrill Lynch & Co.,               99.836%
Term Notes (2000)                                                                        Chase Securities Inc.,
                                                                                         JP Morgan & Co.

KeySpan Gas East Corporation Medium       $125,000           $124,906         $750       Chase Securities Inc.              99.925%
Term Notes (2001)

KeySpan Corporation 5 Year Notes          $700,000           $698,488       $4,200       JP Morgan & Co.,                   99.784%
                                                                                         Chase Securities Inc., Saloman
                                                                                         Smith Barney, et al

KeySpan Corporation 10 Year Notes         $700,000           $699,482       $4,500       JP Morgan & Co.,                   99.926%
                                                                                         Chase Securities Inc., Saloman
                                                                                         Smith Barney, et al

KeySpan Corporation 30 Year Notes         $250,000           $249,610       $2,200       JP Morgan & Co.,                   99.844%
                                                                                         Chase Securities Inc., Saloman
                                                                                         Smith Barney, et al


Bond Re-Offerings
-----------------
Brooklyn Union Gas  Facility Revenue      $125,000         See Note 2       $1,300       Goldman, Sachs & Co. and          100.000%
Bonds 1997 Series A-1 and A-2                                                            Lehman Brothers

Equity Offerings
----------------
Beginning in 1998, KeySpan implemented a stock buy back program whereby 25 million shares of common stock were repurchased. In accordance with employee and shareholder stock purchase plans these shares are currently being issued on an on-going basis for employee purchase and shareholder dividend reinvestment.

Notes:
 1) Although this bond was a new issue for KeySpan Generation, it represents two tax-exempt bonds originally issued under the Long Island Lighting Company (LILCO). After the merger of KeySpan Energy and LILCO the bonds were placed under a promissory note with the Long Island Power Authority. In order to remove the bonds from under the promissory notes and to realize interest savings, these bonds were refunded and re-issued by KeySpan Generation. Currently the bonds are remarketed weekly.
 (2) In January 2000, the interest rate mode was changed and these bonds were reoffered through a dutch auction process; therefore no proceeds were received from the re-offering.


                                OTHER SECURITIES

(d) A statement of the amount of warrants, rights or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptance which mature within nine months.

Employee Discount Stock Purchase Plan
-------------------------------------

The KeySpan Employee Discount Stock Purchase Plan (the "EDSPP") provides that eligible employees may purchase Common Stock of KeySpan each calendar month at up to 85% of the average of the high and low sales price (the "Purchase Price") for such shares on the last day of the month on which shares are traded on the New York Stock Exchange. Generally, all employees of KeySpan or its wholly-owned subsidiaries are eligible to participate in the EDSPP except (i) employees who have not been on the payroll for at least three months as of the beginning of a purchase period; (ii) employees who customarily are employed less than five months in any calendar year; (iii) part-time employees; (iv) Directors who are not also employees of KeySpan; and (v) employees of KeySpan's wholly-owned subsidiaries (or similar entities) which entities have not been approved by KeySpan as eligible to participate in the EDSPP.

Employees will be able to purchase shares either by a payroll deduction method or by making lump sum payments or both. In any one-month purchase period, the total payments by an employee to purchase shares, including both payroll deductions and lump sum payments, cannot exceed 20% of their salary at the beginning of such period. Moreover, the fair market value of shares purchased by an employee under the EDSPP, during any calendar year, cannot exceed $25,000, nor may any employee purchase shares if the purchase would cause him/her to own 5% or more of the total combined voting power or value of all shares of common stock of KeySpan.

Employees may also sell any or all of their shares acquired under the EDSPP at a price based on the weighted average of all shares sold by the EDSPP Administrator during a given selling period, adjusted to exclude brokerage commissions.

The proceeds received by KeySpan from purchases under the EDSPP will be used for construction and other corporate purchases or for the purchase of shares on the open market on behalf of a participant. Shareholders of KeySpan have authorized the issuance of up to 750,000 shares of common stock under the EDSPP. To date, approximately 600,000 shares of Common Stock have been issued under the EDSPP.

The Investor Program
--------------------

The Investor Program is an open enrollment and dividend reinvestment plan. The Plan is designed to provide individuals with a convenient and inexpensive way to purchase and sell shares of Common Stock of KeySpan and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. The investors participating in the Plan (the "Participants") will be charged modest fees for certain services and transactions.

Participants in the Plan may:

Begin participation by making an Initial Investment of at least $250 but not more than $150,000, the annual maximum investment.

Purchase additional shares of Common Stock automatically by reinvesting all or a portion of their cash dividends. Dividend payments not reinvested will be paid to Participants by check or will be deposited electronically upon written request.

Purchase additional shares of Common Stock by making Optional Cash Investments on a weekly basis by check or electronic transfer in amounts of at least $25 per investment but not more than $150,000 per year.

Deposit their Common Stock certificates with the Plan Administrator, as such term is defined below, for safekeeping free of charge.

Request the issuance of a certificate, or transfer to another Participant all or a portion of their Plan shares free of charge. Certificates will only be issued in whole share amounts.

Sell Plan shares by providing written instructions to the Plan Administrator or by using the automated telephone sales feature.

Participants will be charged sales fee of $5.00 for each transaction and a brokerage commission of $0.05 per share sold.

Beneficial owners of KeySpan Stock whose shares are registered in the names of brokers or bank nominees (i.e. held in "street name"), may participate only in the dividend reinvestment feature of the Plan by making arrangements with their brokers/banks to participate on such beneficial owner's behalf.

The Plan is authorized to issue up to 5,000,000 shares of the KeySpan's Common Stock for purchase under the Plan. To date, approximately 1.2 million shares have been issued under the Plan.

The Plan provides for the issuance of Common Stock directly from KeySpan either from shares held in KeySpan's treasury or as newly issued shares. The Plan also provides for the purchase of Common Stock on the open market by an agent independent of KeySpan. To the extent that shares of Common Stock are purchased directly from KeySpan, the net proceeds are expected to be used for general corporate purposes.

The Long-Term Performance Incentive Compensation Plan
-----------------------------------------------------

The KeySpan Long-Term Performance Incentive Compensation Plan (the "Plan") provides for granting key employees, directors, officers and consultants of four types of awards on a stand alone, combination or tandem basis, specifically, stock options, incentive stock options, restricted shares and performance stock awards. The Plan is administered by the Compensation and Nominating Committee (the "Committee") of the Board of Directors. Currently, the Plan provides that the total number of shares of Common Stock with respect to which awards may be granted under the Plan may not exceed 10,500,000 shares, and that the total number of shares of Common Stock with respect to which stock options (including incentive stock options) and performance stock awards may be granted in any one year to any individual participant may not exceed 750,000 shares (subject, in each case, to adjustment in the event of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, or other such change). As of the date hereof, approximately 2,500 persons are eligible to participate in the Plan. No payments or contributions are required to be made by the persons who participate in the Plan other than the payment of any purchase price upon the exercise of a stock option and any payment required by the Committee with respect to an award of restricted shares. An amendment to the Plan is being proposed at the next annual meeting of shareholders on May 10, 2001, to increase the number of shares to be issued pursuant to the Plan to a total of 19,250,000.

A stock option award grants the recipient the right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, and subject to such other terms and conditions, all as the Committee may determine; provided that the exercise price of any stock option shall not be less than 100% of the fair market value of the Common Stock on the date of grant of the award.

A grant of restricted shares pursuant to the Plan is a transfer of shares of Common Stock, for such consideration and subject to such restrictions, if any, on transfer or other incidents of ownership, for such periods of time as the Committee may determine. The certificates representing the restricted shares shall be held by KeySpan as escrow agent until the end of the applicable period of restriction, during which the shares may not be sold, assigned, transferred, pledged, exchanged, encumbered or disposed of. However, during the period of restriction, the recipient of restricted shares will be entitled to vote the restricted shares and to retain cash dividends paid thereon.

A performance stock award is a right granted to a participant to receive restricted shares that are not issued to the participant until after the satisfaction of the performance goals during a performance period. A performance stock award is earned by the participant over a time period determined by the Committee on the basis of performance goals established by the Committee at the time of grant. Performance goals established by the Committee may be based on one or more of the following criteria: earnings or earnings growth; earnings per share; return on equity, assets, capital employed or investment; revenues or revenue growth; gross profit; gross margin; operating profit; operating margin; operating cash flow; stock price appreciation and total shareholder return. If the performance goals set by the Committee are not met, no restricted shares may be issued pursuant to the performance stock award.

In the event of a change of control of KeySpan, the following shall occur with respect to any and all awards outstanding: (i) automatic lapse of all restrictions and acceleration of any time periods relating to the exercise or vesting of stock options and restricted shares so that awards become immediately exercisable or vested; and automatic satisfaction of performance goals on a pro rata or other basis set forth in the award agreement with respect to the number of restricted shares issuable pursuant to a performance stock award so that such pro rata or other portion of such restricted shares becomes immediately vested and (ii) all awards become non-cancelable.

Except as otherwise provided in the Plan, the Board may at any time terminate, and, from time to time, amend or modify the Plan. Any such action of the Board may be taken without the approval of KeySpan's shareholders, but only to the extent that such shareholder approval is not required by applicable law or regulation. Furthermore, no amendment, modification, or termination of the Plan shall adversely affect any awards already granted to a participant without his or her consent. No amendment or modification of the Plan may change any performance goal, or increase the benefits payable for the achievement of a performance goal, once established for a performance stock award.

To date, approximately 10 million options have been issued under the Plan.


Shareholder Rights Plan
-----------------------

KeySpan has entered into a Rights Agreement pursuant to which one preferred stock purchase right (a "Right") per share of Common Stock was distributed as a dividend to shareholders of record on the close of business on April 14, 1999. Each Right, when exercisable, will entitle the holder thereof to purchase one one-hundredth of a share of Series D Preferred Stock at a price of $95.00 per share. The Rights will be exercisable only if a person or a group acquires 20% or more of the outstanding shares of Common Stock or announces a tender offer following which it would hold 20% or more of such outstanding Common Stock. The Rights entitle the holders, other than the acquiring person, to purchase Common Stock having a market value of two times the exercise price of the Right. If, following the acquisition by a person or group of 20% or more of KeySpan's outstanding shares of Common Stock, KeySpan were acquired in a merger or other business combination, each Right would be exercisable for that number of the acquiring company's shares of common stock having a market value of two times the exercise price of the Right. Subject to the terms of the Rights Agreement, KeySpan may redeem the Rights at one cent per Right at any time until ten days following the occurrence of an event that causes the Rights to become exercisable for Common Stock. The Rights expire in ten years.


                        INVESTMENTS IN SYSTEM SECURITIES

9. Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in answer to Item 8.

----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                            Name of Issuer                                Number of Common       % Voting Power    Issuer Book Value
                                                                            Shares Owned                                  ($000)
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
KeySpan Gas East Corporation  d/b/a KeySpan Energy Delivery Long                 100                  100%                  550,025
Island
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------

KeySpan Energy Corporation                                                   70,000,000               100%                  426,488
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------

The Brooklyn Union Gas Company  d/b/a KeySpan Energy Delivery New York           100                  100%                  883,225
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------

North East Transmission Co., Inc.                                                100                  100%                   24,022
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                1,500                 100%                    4,228
KeySpan North East Ventures, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  387,033
THEC Holdings Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                             29,983,331                70%                  396,744
The Houston Exploration Company
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  (5,772)
GEI Development Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  337,090
KeySpan Energy Development Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 10                   100%                  121,954
KeySpan International Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 10                   100%                   99,460
KeySpan C.I., LTD
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   31,050
KeySpan UK Limited
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 10                   100%                  164,000
KeySpan C.I. II, LTD
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                  194,567
KeySpan Generation LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                  (1,988)
KeySpan Utility Services LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                    7,638
KeySpan Energy Trading Services LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                   25,273
KeySpan Electric Services LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 500                  100%                  208,619
KeySpan CI Midstream Limited
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 400                  100%                   51,043
Nicodama Beheer V B.V.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                1,594                 100%                   88,061
KeySpan Energy Development Co. (N.S.)
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                    2,403
KeySpan Energy Canada Ltd.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   19,628
Solex Production Limited
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                  4                    75%                  (6,633)
Marquez Development Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                1,000                  70%                       93
Island Energy Services Company, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 40                    70%                    2,801
LILCO Energy Systems, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 200                  100%                  182,568
KeySpan Ravenswood, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 200                  100%                    2,501
KeySpan Ravenswood Services Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   34,756
KeySpan Services Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               13,256                 100%                   38,990
Binsky & Snyder, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 200                  100%                   44,126
WDF, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                1,000                 100%                   20,548
Roy Kay, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                2,500                 100%                    3,222
Active Conditioning Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 200                  100%                   27,076
KeySpan Communications Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                5,000                 100%                   40,616
KeySpan Energy Management, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                    1,658
KeySpan Energy Services, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                   23,991
KeySpan Corporate Services LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                    1,569
KeySpan Operating Services LLC
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                   66,218
KeySpan Exploration and Development Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                    2,390
KeySpan Natural Fuels
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 10                   100%                   13,000
Delta KeySpan, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               242,262                100%                   37,027
Paulus Sokolowski and Sartor, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   14,137
Fourth Avenue Enterprise Piping Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 200                  100%                        0
KeySpan Technologies Inc.2
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                3000                  12.5%                   3,000
Emporian, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   11,396
KeySpan MHK, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                             22,983,296               100%                  823,896
Eastern Enterprises
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               514,184                100%                  454,420
Boston Gas Company d/b/a KeySpan Energy Delivery New England
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  210,414
Colonial Gas Company d/b/a KeySpan Energy Delivery New England
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               32,000                 100%                    8,629
Transgas, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                   43,215
Essex Gas Company d/b/a KeySpan Energy Delivery New England
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                    (598)
AMR Data Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  (7,044)
Eastern Associated Securities Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  (2,660)
Eastern Energy Systems Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                      (8)
Eastern Rivermoor Company, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  (4,396)
Eastern Urban Services, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                15.5                  100%                  224,042
Midland Enterprises, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 100                  100%                  (5,364)
Eastern Capital Corp.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                   24,443
KeySpan Fritze
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                    8,249
KeySpan Energy Solutions
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 LLC                  100%                    8,075
KeySpan Energy Supply
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 10                   100%                    (745)
Mystic Steamship Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                5,000                 100%                    2,000
PCC Land Company, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                1,000                 100%                  (1,776)
Philadelphia Coke Co., Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------

KeySpan Home Energy Services (New England), Inc. f/n/a ServicEdge                100                  100%                    1,958
Partners, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                              3,322,903               100%                  128,543
EnergyNorth, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------

EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy Delivery New                120,000                100%                  119,326
England
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               10,000                 100%                      404
Broken Bridge Corporation
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               25,000                 100%                    5,586
EnergyNorth Propane, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                                 500                  100%                      292
EnergyNorth Realty, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
----------------------------------------------------------------------- ---------------------- -------------------- ----------------
                                                                               10,000                 100%                    2,331
ENI Mechanicals, Inc.
----------------------------------------------------------------------- ---------------------- -------------------- ----------------


                         INVESTMENTS IN OTHER COMPANIES

10. Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owing such investment or an amount in excess of $25,000 (which ever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in answer to Item 8.

Information regarding Item 10 is set forth in Item 9. KeySpan classifies its investments in other enterprises through its investments in subsidiaries and has provided such information in Item 9.

                        INDEBTEDNESS OF SYSTEM COMPANIES

11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (whichever amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness:

Indebtedness of System Companies

a) Debts Owed to Associate Companies as of 12/31/2000


                                                                                                         Rate of             Date of
                                                                                                         Interest           Maturity
                 Name of Debtor                        Name of Creditor                 Amount Owed
-----------------------------------------------------------------------------------------------------------------------------------
KeySpan Energy Construction                      KeySpan Corporation                     $4,000,000        N/A                 N/A
KeySpan Energy Management                        KeySpan Corporation                     $5,500,000        N/A                 N/A
KeySpan Energy Services                          KeySpan Corporation                    $19,000,000        N/A                 N/A
KeySpan Services, Inc.                           KeySpan Corporation                     $3,734,173        N/A                 N/A
Roy Kay, Inc.                                    KeySpan Corporation                    $18,633,907        N/A                 N/A
Fritze KeySpan                                   KeySpan Corporation                     $4,000,000        N/A                 N/A
Paulus, Sokolowski, Sartor                       KeySpan Corporation                             $0        N/A                 N/A
WDF                                              KeySpan Corporation                    $12,000,000        N/A                 N/A
Delta                                            KeySpan Corporation                       $500,000        N/A                 N/A
Active                                           KeySpan Corporation                             $0        N/A                 N/A
Binsky & Snyder                                  KeySpan Corporation                             $0        N/A                 N/A
KeySpan Energy Solutions                         KeySpan Corporation                     $3,000,000        N/A                 N/A
ServiceEdge                                      KeySpan Corporation                             $0        N/A                 N/A
ENI Mechanical                                   KeySpan Corporation                       $400,000        N/A                 N/A

Note: The system companies are billed each month using KeySpan Corporation's "Cost of Funds" which are based on the then current market rates. In addition, a 10 basis point fee is assessed on the unborrowed amount and billed quarterly in arrears.


b) Debts owed to others at 12/30/00:

           BY PERMISSION OF THE STAFF OF THE COMMISSION, "DEBTS OWED TO OTHERS" HAS BEEN OMITTED.


                                PRINCIPAL LEASES

12. Describe briefly the principal features of each lease (omitting oil and gas leases to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year.

                   Lessee                             Item(s) Leased                            Estimated 2000       Expiration
                                                                                                Payments                Date
-----------------------------------------------------------------------------------------------------------------------------------
      KeySpan Corporation                               Real Estate                             $12,800,000           2012

      Brooklyn Union                                    Real Estate                                $112,700           11/05
      Brooklyn Union                                    Real Estate                                 $18,667          4/30/00
      Brooklyn Union                                    Real Estate                                 $40,600          4/30/12
      Brooklyn Union                                    Real Estate                                $294,541          5/31/08
      Brooklyn Union                                    Real Estate                                 $41,920            N/A
      Brooklyn Union                                    Vehicle Leasing                          $1,447,900            N/A

      Houston Exploration                               Real Estate                                $392,462          7/31/04

      Fritze KeySpan                                    Real Estate                                $253,000           2001

      KeySpan Energy Management                         Real Estate                                 $39,674           3/00
      KeySpan Energy Management                         Real Estate                                 $75,511           10/02
      KeySpan Energy Management                         Real Estate                                $539,794           4/07
      KeySpan Energy Management                         Real Estate                                 $18,989           4/02
      KeySpan Energy Management                         Real Estate                                 $62,500           5/00
      KeySpan Energy Management                         Real Estate                                 $18,287            N/A
      KeySpan Energy Management                         Vehicle Leasing                            $348,228            N/A

      KeySpan Energy Solutions                          Real Estate                                $287,500           6/05
      KeySpan Energy Solutions                          Real Estate                                 $57,600           6/02
      KeySpan Energy Solutions                          Real Estate                                $144,000           12/04
      KeySpan Energy Solutions                          Real Estate                                 $64,895           12/04
      KeySpan Energy Solutions                          Equipment                                   $16,495            N/A
      KeySpan Energy Solutions                          Vehicles                                    $14,951            N/A
      KeySpan Energy Solutions                          Vehicles                                    $14,951            N/A

      Active Conditioning Corp.                         Real Estate                                 $16,345         10/31/01
      Active Conditioning Corp.                         Real Estate                                 $53,852          9/30/03

      Delta KeySpan                                     Real Estate                                 $37,485         11/14/01
      Delta KeySpan                                     Real Estate                                 $26,100         11/14/01
      Delta KeySpan                                     Vehicles                                    $29,835           9/02
      Delta KeySpan                                     Vehicles                                     $1,258           4/00
      Delta KeySpan                                     Vehicles                                     $4,668           4/02

      KeySpan Communications                            Vehicles                                     $6,177           12/02

      KeySpan Services, Inc.                            Real Estate                                 $41,157           12/02
      KeySpan Services, Inc.                            Equipment                                    $2,520           12/02
      KeySpan Services, Inc.                            Vehicles                                    $24,889           12/02

      KeySpan Energy Services                           Real Estate                                 $11,093           5/02
      KeySpan Energy Services                           Vehicles                                    $17,786           12/02

      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                                $196,838           12/00
      Energy Delivery Long Island
      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                                 $95,400          8/31/04
      Energy Delivery Long Island
      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                                $373,588          8/31/01
      Energy Delivery Long Island
      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                                $108,600         11/03/02
      Energy Delivery Long Island
      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                                $216,497          5/31/04
      Energy Delivery Long Island
      KeySpan Gas East Corporation d/b/a KeySpan        Real Estate                              $2,509,675          2/28/01
      Energy Delivery Long Island

      Ravenswood                                        Leases                                   30,797,016           12/04
      Ravenswood                                        Vehicles/Equipment                       13,904,957


                                 SECURITIES SOLD

13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:


                                                               SECURITIES SOLD ($000)
------------------------------------------------------------------------------------------------------------------------------------
            Titles of Issue            Amount Issued       Proceeds
                                                         Received by
                                                          Issuer per      Approximate         Name of              Underwriters
                                                         $100 (Before    Expenses of Issuer   Underwriters
                                          or Sold         Expenses)        per $100          or Purchasers    Initial Offering Price
------------------------------------------------------------------------------------------------------------------------------------
New Bond Issues
---------------
KeySpan Generation LLC Pollution         $41,125            $41,125       $1,250           Goldman Sachs & Co.,             100.000%
Control Refunding Revenue Bonds                        (See Note 1)                        JP Morgan & Co. and
                                                                                           Merrill Lynch and Co.

KeySpan Gas East Corporation Medium     $400,000           $399,344       $2,600           Merrill Lynch & Co.,              99.836%
Term Notes (2000)                                                                          Chase Securities Inc.,
                                                                                           JP Morgan & Co.

KeySpan Gas East Corporation Medium     $125,000           $124,906         $750           Chase Securities Inc.             99.925%
Term Notes (2001)

KeySpan Corporation 5 Year Notes        $700,000           $698,488       $4,200           JP Morgan & Co.,                  99.784%
                                                                                           Chase Securities Inc., Saloman
                                                                                           Smith Barney, et al

KeySpan Corporation 10 Year Notes       $700,000           $699,482       $4,500           JP Morgan & Co.,                  99.926%
                                                                                           Chase Securities Inc., Saloman
                                                                                           Smith Barney, et al

KeySpan Corporation 30 Year Notes       $250,000           $249,610       $2,200           JP Morgan & Co.,                  99.844%
                                                                                           Chase Securities Inc., Saloman
                                                                                           Smith Barney, et al

Bond Re-Offerings
-----------------
Brooklyn Union Gas  Facility Revenue    $125,000         See Note 2       $1,300           Goldman, Sachs & Co. and         100.000%
Bonds 1997 Series A-1 and A-2                                                              Lehman Brothers

Equity Offerings
----------------
Beginning in 1998, KeySpan implemented a stock buy back program whereby 25 million shares of common stock were repurchased. In accordance with employee and shareholder stock purchase plans these shares are currently being issued on an on-going basis for employee purchase and shareholder dividend reinvestment.
Notes:
------
 1) Although this bond was a new issue for KeySpan Generation, it represents two tax-exempt bonds originally issued under the Long Island Lighting Company (LILCO). After the merger of KeySpan Energy and LILCO the bonds were placed under a promissory note with the Long Island Power Authority. In order to remove the bonds from under the promissory notes and to realize interest savings, these bonds were refunded and re-issued by KeySpan Generation. Currently the bonds are remarketed weekly.
 (2) In January 2000, the interest rate mode was changed and these bonds were reoffered through a dutch auction process; therefore no proceeds were received from the re-offering.



                AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES

14. (a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

                     Information with respect to KeySpan's Investor Program is set forth in Registration No. 333-53657; information with respect to KeySpan's 401K Plan is set forth in Registration No. 333-40472; information with respect to KeySpan's
                     Employee Discount Stock Purchase Plan is set forth in Registration No. 333-53765; information with respect to KeySpan's subsidiary, KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island's Medium Term Note
                     (MTN) Program is set forth in Registration No. 333-92003; information with respect to KeySpan's $1.65 Million Security Issuance is set forth in Registration No. 333-43768; and information with respect to KeySpan's Incentive Compensation Plan is set forth in Registration No. 333-79151;

                     Certain information regarding agreements with respect to future distribution of Securities of KeySpan and its subsidiaries is set out in the following documents, the applicable portions of which are hereby incorporated by reference:

(b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

                     The beneficiaries of the employee benefit plans referred to above may be deemed to have a financial interest in the Registrant or affiliated companies thereof by virtue of their employment relationship with the Registrant or such other companies and compensation, benefit and severance agreements and arrangements relating to such employment.

                    TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

15. As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

                     (a) The twenty largest holders of the common stock of KeySpan, as of its most recent dividend record date.

     KeySpan shares can be held by certificate, through dividend reinvestment plans, through employee investment plans, though investment companies, and other street name and nominee accounts. Absent an unreasonable expenditure of time and money, KeySpan has no way to determine the number of shares held by each holder of beneficial interest. Accordingly, KeySpan is only able to provide information as to shares registered with KeySpan.

                      The following table sets forth KeySpan's twenty largest registered shareholders on the books as of January 11, 2001:

     Title of Issue                     Holder of Record and Address                 Number of      Percent of Class
                                                                                    Shares Owned
--------------------------------------------------------------------------------------------------------------------
Common Stock               Barclays Global Investors                                    5,011,000        3.72%
                           45 Freemont Ave. 18th Floor
                           San Francisco, CA 94105

Common Stock               Prudential/Jennison Investment Corporation                   4,755,000        3.53%
                           466 Lexington Ave., 18th Fl.
                           New York, NY 10017

Common Stock               State Street Global Advisors                                 2,500,000        1.86%
                           225 Franklin Street
                           Boston, MA 02110

Common Stock               Fidelity Management & Research                               1,950,000        1.45%
                           82 Devonshire Street
                           Boson, MA 02109

Common Stock               Vanguard Group, Inc.                                         1,850,000        1.37%
                           P.O. Box 2600, V36
                           Valley Forge, PA 19481

Common Stock               Deutsche Asset Management Americas                           1,665,000        1.24%
                           855 third Avenue
                           New York, NY 10022

Common Stock               Batterymarch Financial Mgmt., Inc.                           1,600,000        1.19%
                           200 Calrendon Street
                           Boston, MA 02116

Common Stock               Mellon Equity Associates                                     1,550,000        1.15%
                           500 Grant Street, Suite 3700
                           Pittsburgh, PA  15258
Common Stock               MFS Investment Management                                    1,500,000        1.11%
                           500 Bolyston Street
                           Boston, MA 02116

Common Stock               Mellon Bank (Private Asset Management)                       1,500,000        1.11%
                           500 Grant Street
                           Pittsburgh, PA 15258

Common Stock               Wellington Management Company, LLP                           1,500,000        1.11%
                           75 State Street
                           Boston, MA 02109

Common Stock               American Express Financial Advisors                          1,380,000        1.02%
                           IDS Tower 10
                           Minneapolis, MN 55440

Common Stock               College Retirement Equities Fund                             1,140,000        0.85%
                           757 Third Avenue
                           New York, NY 10017

Common Stock               Morgan Stanley Dean Witter Advisors, Inc.                    1,050,000        0.78%
                           1221 Avenue of the Americas
                           New York, NY  10020

Common Stock               Franklin Advisers, Inc.                                      1,050,000        0.78%
                           777 Mariners Island Blvd. - Box 777
                           San Mateo, CA 94403

Common Stock               Federated Investors, Inc.                                    1,019,000        0.76%
                           Federated Investors Tower - 1001 Liberty
                           Pittsburgh, PA 15222

Common Stock               Pioneer Investment Management, Inc.                          1,005,000        0.75%
                           60 State Street, 19th Floor
                           Boston, MA 02109

Common Stock               Duff and Phelps Inv. Mgmt. Co.                               1,000,000        0.74%
                           55 East Monroe Street
                           Chicago, IL 60603

Common Stock               Morgan Stanley Dean Witter Invt. Mgmt.                       1,000,000        0.74%
                           1221 Avenue of the Americas
                           New York, NY  10020

Common Stock               AXA Rosenberg Investment Management                            900,000        0.67%
                           IDS Tower 10
                           Minneapolis, MN 55440



          (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

          At the most recent record dated there were 6,174 shareholders holding 1,000 shares or more. The aggregate number of shares held by these shareholders was 121,769,207.

          (c) Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held.

          At the most recent record date, there were 67,664 shareholders holding less than 1,000 shares. The aggregate number of shares held by these shareholders was 14,345,735.



                        OFFICERS, DIRECTORS AND EMPLOYEES

16. (a) Positions and Compensation of Officers and Directors. Give name and address of each director and office (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

                State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

(b) Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any one of them, list the name, address and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

(c) Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company and describe briefly the nature and amount of such direct and contingent obligations.

(d)        Contracts.  If any such director, trustee or officer as aforesaid:

(1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or,

(2) either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or,

(3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof and the interest of such officer, trustee or director therein.

(e) Banking Connections. If any such director, trustee or officer, is an executive officer, director, partner, appointee or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

                     By permission of the Staff, information required to be disclosed pursuant to Items 16(a) through 16(e) is not set forth herein. Prior to the Transaction, the officers and directors of KeySpan were officers and/or directors of KeySpan or Eastern. Information regarding the positions and compensation of officers and directors of KeySpan prior to the Transaction is set forth in the KeySpan Annual Report, which is hereby incorporated by reference. Information regarding the positions and compensation of officers and directors of Eastern prior to the Transaction is set forth in the Eastern Annual Report, which is hereby incorporated by reference. Information regarding the positions and compensation of officers and directors of Energy North prior to the Transaction is set forth in the Energy North Annual Report, which is hereby incorporated by reference. Information regarding the positions and compensation of officers and directors of The Houston Exploration Company prior to the Transaction is set forth in The Houston Exploration Company Annual Report, which is hereby incorporated by reference. Information regarding the positions and compensation of officers and directors of Midland Enterprise, Inc. prior to the Transaction is set forth in the Midland Enterprise, Inc. Annual Report, which is hereby incorporated by reference.



                    INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.


           The Chase Manhattan Bank serves or has served as administrative agent and trustee with respect to issuances of debt by KeySpan and its subsidiaries and is a member of a syndicate of banks which is party to several credit facilities. KeySpan also has customary banking relationships with The Chase Manhattan Bank, they provide cash management and credit services, including payroll account, lockbox, foreign exchange and investment custody account services. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, acts as a placement agent for our commercial paper program. Moreover, J.P. Morgan & Co., also a subsidiary of Chase, serves as one of several underwriters in our MTN program.


                    SERVICE, SALE AND CONSTRUCTION CONTRACTS

18. As to each service, sales or construction contract (as defined in paragraphs
(19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

           KeySpan Corporate Services LLC has entered into service agreements, the form of which was filed as Exhibit G-1 to the Financing U-1 and is incorporated herein by reference, with KeySpan Corporation, KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island, The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York, KeySpan Generation LLC, KeySpan Electric Services LLC, KeySpan Services, Inc., KeySpan Energy Development Corporation, KeySpan Ravenswood Services Corp., KeySpan Energy Trading Services LLC, Boston Gas Company d/b/a KeySpan Energy Delivery New England, Colonial Gas Company d/b/a KeySpan Energy Delivery New England, Essex Gas Company d/b/a KeySpan Energy Delivery New England, EnergyNorth Natural Gas Company d/b/a KeySpan Energy Delivery New England, Midland Enterprises, Inc. and The Houston Exploration Company.

           KeySpan Utility Services has entered into service agreements, the form of which was filed as Exhibit G-2 the Financing U-1 and is incorporated herein by reference, with KeySpan Electric Services LLC, KeySpan Generation LLC, KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island, The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York, KeySpan Ravenswood Services Corp., KeySpan Energy Trading LLC.

           KeySpan Engineering and Survey, Inc. has entered into service agreements, the form of which was filed as Exhibit G-3 to the Financing U-1 and is incorporated herein by reference, with KeySpan Electric Services LLC, KeySpan Generation LLC, KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island, The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York, KeySpan Ravenswood Services Corp., KeySpan Energy Trading LLC.


                                   LITIGATION

19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:
(1) Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency; (2) Proceedings involving any franchise claimed by any such company; (3) Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof; (4) Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company; (5) Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds and amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

           Information regarding litigation involving KeySpan and its subsidiaries is set forth in the following documents, the applicable portions of which are hereby incorporated by reference: Item 1 Legal Proceedings in KeySpan's Annual Report.



                                    EXHIBITS

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

                A corporate chart of KeySpan and its subsidiaries is attached as Exhibit A.

EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its by-laws, rules and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included the text appearing on each certificate or a copy of each resolution or other document establishing or defining such rights and limitations. The text of each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

                     By permission of the Staff, in lieu of the exhibits required hereunder, the disclosure requirements for Exhibit B have been limited to (i) the state of incorporation for the registrant and each of its subsidiary companies and
                     (ii) a brief description of every subsidiary company of the registrant including a statement as to whether each such company is active or inactive. Such information is set forth in Items 4 and 5 hereof.

EXHIBIT C. (a) With respect to each class of funded debt shown in the answers to
Item 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any change of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

OMITTED BY PERMISSION OF THE STAFF

     (b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in Section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

OMITTED BY PERMISSION OF THE STAFF


EXHIBIT D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

See Exhibit D attached hereto.


EXHIBIT E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the follow maps (properties of associate companies operating in continuous or nearby area may be shown on the same map, provided property and service areas of each company are shown distinctively).


     (1) Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas;

See Exhibit E-1 for KeySpan Generation LLC attached hereto.

     (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:

(a)  Generating plants-kind and capacity;

(b) Transmission lines -voltage, number of circuits, kind of supports, kind and size of conductors;

(c)  Transmission substations-capacity.

(d)  Distribution substations-capacity.

(e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;

See Exhibit E-1

          (3) Map showing service area in which gas service is furnished, indicating the names of companies serving continuous areas;

See Exhibit E-2 for New York gas companies. See Exhibit E-3 for Massachusetts gas companies See Exhibit E-4 for New Hampshire gas companies

          (4) Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows:

(f)  Generating plants-kind and daily capacity;

(g)  Holders-kind and capacity;

(h)  Compressor stations-capacity in horsepower;

(i) Transmission pipe lines-size, approximate average transmission pressure and the estimated daily delivery capacity of the system;

(j) Points of interconnection with all other private and public gas utilities, pipe lines or producing enterprises; giving names of such companies and other enterprises;

(k) General location and outline of gas producing and reserve areas and diagramatic location of gathering lines.

See Exhibits E-6 through E-10

EXHIBIT F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers shall submit such reports in paper format only under cover of Form SE (ss. 259.603).

See Exhibits F-1 for KeySpan's annual report.

See Exhibits F-2 for The Houston Exploration Company's annual report.


EXHIBIT G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed;" provided that electronic filers shall submit such reports in paper format only under cover of Form SE (ss. 259.603).

See Exhibits G-1 for The Brooklyn Union Gas Company d/b/a/ KeySpan Energy Delivery New York's annual report filed with the New York State Public Service Commission.

See Exhibits G-2for KeySpan Gas East Corporation d/b/a/ KeySpan Energy Delivery Long Island's annual report filed with the New York State Public Service Commission.

See  Exhibits  G-3 for Boston Gas Company  d/b/a/  KeySpan  Energy  Delivery New
England's   annual   report   filed  with  the   Massachusetts   Department   of
Telecommunications and Energy.

See Exhibits G-4 for Colonial Gas Company  d/b/a/  KeySpan  Energy  Delivery New
England's   annual   report   filed  with  the   Massachusetts   Department   of
Telecommunications and Energy.

See  Exhibits  G-5 for Essex Gas Company  d/b/a/  KeySpan  Energy  Delivery  New
England's   annual   report   filed  with  the   Massachusetts   Department   of
Telecommunications and Energy.

See Exhibits G-6 for EnergyNorth Natural Gas, Inc d/b/a/ KeySpan Energy Delivery New England's annual report filed with the New Hampshire Public Utility Commission

The annual report for KeySpan Generation LLC is not due until April 30, 2001 and will be filed with the Commission within a reasonable period following its submission with the New York State Public Service Commission.

EXHIBIT H. Typical forms of service, sales or construction contracts described in answer to Item 18.

                See the service agreements for KeySpan Corporate Services LLC, KeySpan Utility Services LLC and KeySpan Engineering & Survey Inc. the forms of which were filed as Exhibits G-1, G-2 and G-3 respectively to the financing U-1, as amended, in File No 70-9699 which are incorporated herein by reference.

                This registration statement comprises:
(a)        Pages numbered ___________ to __________, consecutively.
(b)        The following Exhibits:  See the attached Exhibit Index

                                                              SIGNATURE

                Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the city of Brooklyn and State of New York, on the 13th day of April, 2001.


                                       KEYSPAN CORPORATION

                                       By/s/ Steven L. Zelkowitz
                                             Steven L. Zelkowitz
                                       Senior Vice President and General Counsel


Attest:
-------------------------------
     (Signature of Officer)

-------------------------------
      (Title)

                                                             VERIFICATION

State of New York

County of Brooklyn ss.

                The undersigned being duly sworn deposes and says that he has duly executed the attached amended registration statement dated April 13, 2001, for and on behalf of KeySpan Corporation; that he is a Senior Vice President of such company and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.


                                                         /s/Steven L. Zelkowitz
                                                          Senior Vice President



                Subscribed and sworn to before me, this 13th day of April, 2001.


                                         ---------------------------------------
                                                         Notary Public

                My commission expires _June 16, 2001

                                INDEX OF EXHIBITS



   EXHIBIT NUMBER                                   DESCRIPTION


A-1  Corporate charts of KeySpan and Subsidiaries (filed herewith on Form SE)

D-1 Consolidating Financial statements of KeySpan and Subsidiaries (filed herewith)

E-1 Map of KeySpan service area (electric), generating plants, substations and transmission lines (previously filed)

E-2  Map of KeySpan (New York) service area (gas) (previously filed)

E-3  Map of Eastern (Massachusetts) service area (gas) (previously filed)

E-4  Map of EnergyNorth (New Hampshire) service area (gas) (previously filed)

E-5  Map of KeySpan  electric system,  generating  plants,  transmission  lines,
     transmission   substations,    distributions    substations,    points   of
     interconnection (previously filed)

E-6  Map  of  KeySpan  (New  York)  gas  system,   generating  plants,  holders,
     compressor stations, transmission pipelines, points of interconnection, general location (previously filed)

E-7  Map of  Colonial's  gas  system,  generating  plants,  holders,  compressor
     stations,  transmission  pipelines,  points  of  interconnection,   general
     location (previously filed)

E-8  Map of Essex's gas system, generating plants, holders, compressor stations,
     transmission  pipelines,   points  of  interconnection,   general  location
     (previously filed)

E-9  Map  of  Boston's  gas  system,  generating  plants,  holders,   compressor
     stations,  transmission  pipelines,  points  of  interconnection,   general
     location (previously filed)

E-10 Map of  EnergyNorth  gas system,  generating  plants,  holders,  compressor
     stations,  transmission  pipelines,  points  of  interconnection,   general
     location (previously filed)

F-1  KeySpan annual report (filed herewith on Form SE)

F-2  Houston annual report (filed herewith on Form SE)

G-1 The Brooklyn Union Gas Company d/b/a/ KeySpan Energy Delivery New York's annual report filed with the New York State Public Service Commission (filed herewith on Form SE)

G-2 KeySpan Gas East Corporation d/b/a/ KeySpan Energy Delivery Long Island's annual report filed with the New York State Public Service Commission (filed herewith on Form SE)

G-3 Boston Gas Company d/b/a/ KeySpan Energy Delivery New England's annual report filed with the Massachusetts Department of Telecommunications and Energy (filed herewith on Form SE)

G-4 Colonial Gas Company d/b/a/ KeySpan Energy Delivery New England's annual report filed with the Massachusetts Department of Telecommunications and Energy (filed herewith on Form SE)

G-5 Essex Gas Company d/b/a/ KeySpan Energy Delivery New England's annual report filed with the Massachusetts Department of Telecommunications and Energy (filed herewith on Form SE)


G-6 EnergyNorth Natural Gas, Inc d/b/a/ KeySpan Energy Delivery New England's annual report filed with the New Hampshire Public Utility Commission (filed herewith on Form SE)

G-7 KeySpan Generation LLC annual report filed with New York State Public Service Commission (to be filed by amendment)

H-1 Typical KeySpan system service agreement (incorporated by reference to Exhibits G-1, G-2 and G-3 to the Financing U-1 (File No. 70-9699)

KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                                                 KeySpan          KeySpan          KeySpan
                                             KeySpan          KeySpan          Ravenswood       Ravenswood         Uitility
                                           Corporation     Generation LLC     Services Corp.        Inc          Services LLC
Current Assets
Cash and cash equivalents                           -                  -              1,979           1,218              -
Customer accounts receivable                        -                  -                -              -                 -
Allowance for doubtful accounts                     -                  -                -              -                 -
Due from Affiliates                          2,687,236             80,082           (16,741)       (405,837)           16,188
Other accounts receivable                       16,122             32,227             8,052          89,539               (87)
Special deposits                                33,638                 -                -              -                 -
Accrued revenue                                     -                  -                -              -                 -
Gas in storage                                      -                  -                -              -                 -
Materials and supplies                              -              24,335            36,567            -                 -
Prepayments and other current assets             2,102                284               135          14,569              -
Total Current Assets                         2,739,098            136,928            29,992        (300,511)           16,101

Equity Investments and Other                 3,225,884                162                -              -                 -

Utility Plant
Electric                                            -           1,162,108               330         250,401               -
Gas                                                 -                  -                 -              -                 -
Other                                               -                  -                 -              -                 -
Accumulated Depreciation                            -            (689,985)              (19)         (8,172)              -
Gas Exploration, Production and Refining            -                  -                 -               -                -
Accumulated Depletion                               -                  -                 -               -                -
Total Net Utility Plant                             -             472,123               311         242,229               -

Deferred Charges
Deferred federal income taxes                   38,247             17,920             1,685          12,959               182
Total Regulatory Assets                                             4,706               -              -                  -
Goodwill                                       159,866                 -                -              -                  -
Other                                          789,031              2,054           105,650         423,336               -
Total Deferred Charges                         987,144             24,680           107,335         436,295               182

Total Assets                                 6,952,126            633,893           137,638         378,013            16,283

KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                                                                 KeySpan          KeySpan          KeySpan
                                             KeySpan          KeySpan          Ravenswood       Ravenswood         Uitility
                                           Corporation     Generation LLC     Services Corp.        Inc          Services LLC

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt              -                    -                -              -                 -
Accounts payable and accrued expenses          210,513             72,269           134,791         115,186             8,683
Short Term Debt - Line of Credit*            1,300,237                 -                -              -                 -
Dividends payable                               61,813                 -                -              -                 -
Accrued taxes                                   15,949             22,815               313           1,577              (111)
Customer deposits                                 -                    -                -              -                 -
Accrued interest                                25,189                 18               -              -                 -
Total Current Liabilities                    1,613,701             95,102           135,104         116,762             8,572

Deferred Credits
Regulatory Liabilities                            -                    -                -              -                 -
Deferred income tax                            (37,440)            18,847                33          18,155            (1,064)
Postretirement benefits and other reserves     263,247              5,386               -            60,528               637
Other                                           51,772                 -                -              -                 -
Total Deferred Credits                         277,579             24,233                33          78,683              (427)

Capitalization

Common Stock                                 2,985,022            192,064             2,340         170,549            (2,206)
Retained Earnings                              367,757              2,503               161          12,020               218
Other Comprehensive Income                           -                  -                -              -                 -
Treasury Stock                                (650,670)                 -                -              -                 -
Total Common Shareowners' Equity             2,702,109            194,567             2,501         182,568            (1,988)

Preferred Stock                                 84,205                  -                -              -                 -
Long-term debt                               2,274,533            319,991                -              -              10,126
Total Capitalization                         5,060,847            514,558             2,501         182,568             8,138

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities           6,952,126            633,893           137,638         378,013            16,283




KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                           KeySpan Energy     KeySpan            KeySpan          KeySpan
                                             Trading          Electric          Gas East         Corporate         KeySpan
                                            Services LLC    Services LLC       Corporation        Services LLC   Services Inc.

Current Assets
Cash and cash equivalents                            -                -                -           (122,882)              135
Customer accounts receivable                         -                -             123,088             -                   9
Allowance for doubtful accounts                      -                -            (8,193)              -                   -
Due from Affiliates                               16,049           19,791          (276,482)      1,092,951             7,133
Other accounts receivable                            902           28,115            50,323          21,468                 -
Special deposits                                     -                -                  10          32,425                 -
Accrued revenue                                      -                -              80,410             -                   -
Gas in storage                                       -                -              86,374             -                   -
Materials and supplies                               -             16,411             7,029           3,114                 -
Prepayments and other current assets                 -             33,959               431           2,895               103
Total Current Assets                              16,951           98,276            62,990       1,029,971             7,380

Equity Investments and Other                         -                -               1,216             370           184,356

Utility Plant
Electric                                             -                -                -                 -                  -
Gas                                                  -                -           1,501,189              -                  -
Other                                                -                -                -            313,721             1,130
Accumulated Depreciation                             -                -            (268,260)       (104,169)             (137)
Gas Exploration, Production and Refining             -                -                -               -                    -
Accumulated Depletion                                -                -                -               -                    -
Total Net Utility Plant                              -                -           1,232,929         209,552               993

Deferred Charges
Deferred federal income taxes                    3,638              4,712            90,865          (3,697)                -
Total Regulatory Assets                              -                -             204,007            -                    -
Goodwill                                             -                -                -               -                    -
Other                                              118            225,770             1,710        (208,043)              215
Total Deferred Charges                           3,756            230,482           296,582        (211,740)              215

Total Assets                                    20,707            328,758         1,593,717       1,028,153           192,944


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                           KeySpan Energy     KeySpan            KeySpan          KeySpan
                                             Trading          Electric          Gas East         Corporate         KeySpan
                                            Services LLC    Services LLC       Corporation        Services LLC   Services Inc.

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt               -                  -                 -               -                 -
Accounts payable and accrued expenses            6,203            256,591           270,371         697,063            13,188
Short Term Debt - Line of Credit*                  -
Dividends payable                                  -                  -                 -               -                 -
Accrued taxes                                       (9)              (317)            3,176         (49,245)               36
Customer deposits                                  -                  -               4,150             -                 -
Accrued interest                                   -                  -              13,081             -                 -
Total Current Liabilities                        6,194            256,273           290,778         647,818            13,224

Deferred Credits
Regulatory Liabilities                             -                  -              29,836             -                 -
Deferred income tax                                142             (6,802)           64,771           4,728               (45)
Postretirement benefits and other reserves       1,876             14,547            82,302           3,012                 -
Other                                              -                  -                 100             559                10
Total Deferred Credits                           2,017              7,745           177,010           8,299               (35)

Capitalization
Common Stock                                     7,444             23,652           532,862          34,930            42,479
Retained Earnings                                  195              1,621            17,163         (10,939)           (7,724)
Other Comprehensive Income                         -                  -                 -               -                 -
Treasury Stock                                     -                  -                 -               -                 -
Total Common Shareowners' Equity                 7,638             25,273           550,025          23,991            34,755

Preferred Stock                                    -                  -                 -               -                 -
Long-term debt                                   4,857             39,467           575,904         348,044           145,000
Total Capitalization                            12,495             64,740         1,125,929         372,036           179,755

Minority Interest
Total Capitalization & Liabilities              20,707            328,758         1,593,718       1,028,153           192,944



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                             KeySpan                                              Paulus
                                             Energy            Delta                            Sololowski
                                           Management Inc.  KeySpan Inc.      Roy Kay Inc.      And Sartor, Inc.   WDF Inc.

Current Assets
Cash and cash equivalents                        1,483                335             1,417           4,098             7,554
Customer accounts receivable                    33,741              7,992            22,447           8,651            40,222
Allowance for doubtful accounts                   (771)               (72)             (120)           (463)              (83)
Due from Affiliates                              4,648                  -                 -             110              (642)
Other accounts receivable                            -                  -                 -               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                  3,788                481            31,122           3,744            15,571
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                               -                  -                 -               -               604
Prepayments and other current assets               116                143                 -             466               201
Total Current Assets                            43,005              8,879            54,866          16,606            63,427

Equity Investments and Other                    14,879                  -                 -               -                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                            3,517              1,046             2,253           5,386             2,057
Accumulated Depreciation                        (1,284)              (325)           (1,337)         (3,428)           (1,269)
Gas Exploration, Production and Refining             -                  -                 -               -                 -
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                          2,233                721               916           1,958               788

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets
Goodwill                                         6,499              9,697            12,444          23,846            28,471
Other                                            2,464                  -               127              10                27
Total Deferred Charges                           8,963              9,697            12,571          23,856            28,498

Total Assets                                    69,080             19,297            68,353          42,420            92,713


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                             KeySpan                                              Paulus
                                             Energy            Delta                            Sololowski
                                           Management Inc.  KeySpan Inc.      Roy Kay Inc.      And Sartor, Inc.   WDF Inc.

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses           29,664              6,050            35,020           5,206            48,086
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                     (767)               (14)             (134)             41               303
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                       28,897              6,036            34,886           5,247            48,389

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                               (433)                86             1,874             147               113
Postretirement benefits and other reserves           -                  -                 -               -                 -
Other                                                -                  -                 -               -                 -
Total Deferred Credits                            (433)                86             1,874             147               113

Capitalization

Common Stock                                    39,770             12,289            20,060          34,098            37,557
Retained Earnings                                  846                711               488           2,928             6,570
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                40,616             13,000            20,548          37,026            44,127

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                       -                175            11,045               -                84
Total Capitalization                            40,616             13,175            31,593          37,026            44,211

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities              69,080             19,297            68,353          42,420            92,713



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                                               Active         KeySpan           KeySpan          KeySpan
                                             Fritze         Conditioning      Energy            Energy           Energy
                                            KeySpan Inc.        Corp          Solutions Inc.    Services Inc.    Supply LLC

Current Assets
Cash and cash equivalents                            1                154             2,045           7,899               517
Customer accounts receivable                    11,963              1,790            17,299          96,117                 -
Allowance for doubtful accounts                   (150)              (143)             (175)         (1,682)                -
Due from Affiliates                                 22                  -                 -           5,842            55,501
Other accounts receivable                            -                  -                 -               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                  8,094                418                59               -                 -
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                           1,252                 64             3,185               -                 -
Prepayments and other current assets               140                 15               175           4,510                16
Total Current Assets                            21,322              2,298            22,588         112,686            56,034

Equity Investments and Other                         -                  -                 -             554                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                            3,327                729            11,547             663                 -
Accumulated Depreciation                          (727)              (445)           (1,852)           (399)                -
Gas Exploration, Production and Refining             -                  -                 -               -                 -
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                          2,600                284             9,695             264                 -

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets                              -                  -                 -               -
Goodwill                                        16,798              1,738             5,651               -                 -
Other                                              110                 11                 -           2,079               (23)
Total Deferred Charges                          16,908              1,749             5,651           2,079               (23)

Total Assets                                    40,830              4,331            37,934         115,583            56,011


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                                               Active         KeySpan           KeySpan          KeySpan
                                             Fritze         Conditioning      Energy            Energy           Energy
                                            KeySpan Inc.        Corp          Solutions Inc.    Services Inc.    Supply LLC

Capitalization & Liabilities

Current Liabilities                                  -                  -                 -               -                 -
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses           15,620                858            20,436         104,640            45,160
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                      198                  -               104           3,069             2,776
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                       15,818                858            20,540         107,709            47,936

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                                393                251                32          (2,751)                -
Postretirement benefits and other reserves         147                  -                 -               -                 -
Other                                               29                  -             9,113           8,967                 -
Total Deferred Credits                             569                251             9,145           6,216                 -

Capitalization

Common Stock                                    21,000              2,167            12,919          18,500             1,500
Retained Earnings                                3,443              1,055            (4,670)        (16,842)            6,575
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                24,443              3,222             8,249           1,658             8,075

Preferred Stock                                      -                  -                 -               -
Long-term debt                                       -                  -                 -               -
Total Capitalization                            24,443              3,222             8,249           1,658             8,075

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities              40,830              4,331            37,934         115,583            56,011



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                           Fourth Avenue
                                             KeySpan         Enterprise                           KeySpan
                                           Communicaitons      Piping           Binsky &         Operating         KeySpan
                                              Corp              Corp           Snyder Inc.      Services Inc       MHK Inc.

Current Assets
Cash and cash equivalents                        2,553              5,500             4,408               -               220
Customer accounts receivable                     1,576              3,784            33,397               -                 -
Allowance for doubtful accounts                    (67)              (100)             (255)              -                 -
Due from Affiliates                              4,978                  -                85             408             2,602
Other accounts receivable                            -                  -                 -               -                 1
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                  3,258                 86               640               -                 -
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                               -                  -                 -               -                 -
Prepayments and other current assets                 3                435                88               -                 -
Total Current Assets                            12,301              9,705            38,363             408             2,823

Equity Investments and Other                         -                  -                 -               -            12,560

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                           28,505                182             1,272               -                 -
Accumulated Depreciation                        (2,129)              (116)             (364)              -                 -
Gas Exploration, Production and Refining             -                  -                 -               -                 -
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                         26,376                 66               908               -                 -

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets                              -                  -                 -               -                 -
Goodwill                                             -             10,702            25,005               -                 -
Other                                                -                  -               107               -                 -
Total Deferred Charges                               -             10,702            25,112               -                 -

Total Assets                                    38,677             20,473            64,383             408            15,383


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                           Fourth Avenue
                                             KeySpan         Enterprise                           KeySpan
                                           Communicaitons      Piping           Binsky &         Operating         KeySpan
                                              Corp              Corp           Snyder Inc.      Services Inc       MHK Inc.

Capitalization & Liabilities

Current Liabilities                                  -                  -                 -               -                 -
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses            7,877              6,235            24,939             (92)            4,062
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                       37                 51               449               -               (75)
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                        7,914              6,286            25,388             (92)            3,987

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                                558                 50                 4          (1,069)                -
Postretirement benefits and other reserves           -                  -                 -               -                 -
Other                                            3,129                  -                 -               -                 -
Total Deferred Credits                           3,687                 50                 4          (1,069)                -

Capitalization

Common Stock                                    24,638             12,522            36,974           3,731            16,369
Retained Earnings                                2,438              1,615             2,017          (2,162)           (4,973)
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                27,076             14,137            38,991           1,569            11,396

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                       -                  -                 -               -                 -
Total Capitalization                            27,076             14,137            38,991           1,569            11,396

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities              38,677             20,473            64,383             408            15,383



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                              LILCO                              Island                          KeySpan
                                             Energy           Marquez            Energy         Brooklyn Union   Energy
                                             Systems        Development         Services        Gas Company      Corporation
                                              Inc.              Corp          Company Inc.
Current Assets
Cash and cash equivalents                        1,633                  4                 -         (13,113)           (6,762)
Customer accounts receivable                         -                  -                 -         139,671                 -
Allowance for doubtful accounts                      -                  -                 -         (16,952)                -
Due from Affiliates                                  -                  -                93               -            69,187
Other accounts receivable                            -                  -                 -          66,036                 -
Special deposits                                     -                  -                 -           9,709               403
Accrued revenue                                      -                  -                 -         196,407                 -
Gas in storage                                       -                  -                 -         116,928                 -
Materials and supplies                               -                  -                 -          11,958                 -
Prepayments and other current assets                 -                  1                 -          31,690                 -
Total Current Assets                             1,633                  5                93         542,334            62,828

Equity Investments and Other                     1,349                  -                 -          34,992           710,381

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -       2,151,838                 -
Other                                                -                  -                 -               -                 -
Accumulated Depreciation                             -                  -                 -        (605,178)                -
Gas Exploration, Production and Refining             -                  -                 -               -               144
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                              -                  -                 -       1,546,660               144

Deferred Charges
Deferred federal income taxes                        -                  -                 -          55,361             1,384
Total Regulatory Assets                              -                  -                 -               -                 -
Goodwill                                             -                  -                 -               -                 -
Other                                                -                  -                 -         212,730                 -
Total Deferred Charges                               -                  -                 -         268,091             1,384

Total Assets                                     2,982                  5                93       2,392,077           774,737


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                              LILCO                              Island                          KeySpan
                                             Energy           Marquez            Energy         Brooklyn Union   Energy
                                             Systems        Development         Services        Gas Company      Corporation
                                              Inc.              Corp          Company Inc.

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses                -                  -                 -         406,469           339,920
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               2               403
Accrued taxes                                      180                  -                 -          23,164               220
Customer deposits                                    -                  -                 -          27,322                 -
Accrued interest                                     -                  -                 -           8,792                 -
Total Current Liabilities                          180                  -                 -         465,749           340,543

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                                  -                  -                 -         266,722             7,559
Postretirement benefits and other reserves           -                  -                 -          66,265
Other                                                -                  -                 -          62,766               147
Total Deferred Credits                               -                  -                 -         395,753             7,706

Capitalization

Common Stock                                     1,674                 20               713         468,747           515,773
Retained Earnings                                1,127             (6,653)             (620)        414,478           (89,285)
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                 2,801             (6,633)               93         883,225           426,488

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                       -              6,638                 -         647,350                 -
Total Capitalization                             2,801                  5                93       1,530,575           426,488

Minority Interest
Total Capitalization & Liabilities               2,982                  5                93       2,392,077           774,737


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                                                                  KeySpan
                                           The Houston          THEC               GEI            Energy           KeySpan
                                           Exploration        Holding          Development      Development         Cross
                                             Company          Company            Company          Company          Bay, LLC
Current Assets
Cash and cash equivalents                        9,675                  -               654           4,234                 -
Customer accounts receivable                         -                  -                 -               -                 -
Allowance for doubtful accounts                      -                  -                 -               -                 -
Due from Affiliates                             13,078                 (3)           (2,680)          7,517                 -
Other accounts receivable                      100,967                  -               (14)              -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -                 -               -                 -
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                           1,923                  -                 -               -                 -
Prepayments and other current assets             2,471                  -                 -               -                 -
Total Current Assets                           128,114                 (3)           (2,040)         11,751                 -

Equity Investments and Other                         -            394,352                 -         333,563               603

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                                -                  -                 -               -                 -
Accumulated Depreciation                             -                  -                 -               -                 -
Gas Exploration, Production and Refining     1,314,742             10,469                 -               -                 -
Accumulated Depletion                         (609,352)                 -                 -               -                 -
Total Net Utility Plant                        705,390             10,469                 -               -                 -

Deferred Charges
Deferred federal income taxes                        -                  -             1,182               -                 -
Total Regulatory Assets                              -                  -                 -               -                 -
Goodwill                                             -                  -                 -               -                 -
Other                                            3,882                  -                 -           1,306                 -
Total Deferred Charges                           3,882                  -             1,182           1,306                 -

Total Assets                                   837,386            404,818              (858)        346,620               603


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                                                                                  KeySpan
                                           The Houston          THEC               GEI            Energy           KeySpan
                                           Exploration        Holding          Development      Development         Cross
                                             Company          Company            Company          Company          Bay, LLC


Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses          108,366                  2             4,914           9,391                 -
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                        -                  -                 -               -                10
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                      108,366                  2             4,914           9,391                10

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                             87,040             17,783                 -             138                 -
Postretirement benefits and other reserves           -                  -                 -               -                 -
Other                                              236                  -                 -               -                 -
Total Deferred Credits                          87,276             17,783                 -             138                 -

Capitalization

Common Stock                                   325,503            204,057             9,044         341,365               574
Retained Earnings                               71,241             58,903           (14,816)         (4,786)               19
Other Comprehensive Income                           -                  -                 -             512                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity               396,744            262,960            (5,772)        337,091               593

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                 245,000                  -                 -               -                 -
Total Capitalization                           641,744            262,960            (5,772)        337,091               593

Minority Interest                                    -            124,073                 -               -                 -
Total Capitalization & Liabilities             837,386            404,818              (858)        346,620               603


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                                                                  KeySpan          KeySpan
                                               GEI              KEDC             KeySpan        Luxembourg        Netherland
                                              Timna         Nova Scotia       CI Midstream         SARL              Nicodama B.V.

Current Assets
Cash and cash equivalents                            -              8,144                 -               -                 -
Customer accounts receivable                         -                  -                 -               -                 -
Allowance for doubtful accounts                      -                  -                 -               -                 -
Due from Affiliates                                  -             82,906            70,391         141,651            75,595
Other accounts receivable                            -                  -                 -               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -                 -               -                 -
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                               -                  -                 -               -                 -
Prepayments and other current assets                 -             14,503                 -               -                 -
Total Current Assets                                 -            105,553            70,391         141,651            75,595

Equity Investments and Other                        21              6,729           138,228          71,108            51,466

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                                -                  -                 -               -                 -
Accumulated Depreciation                             -                  -                 -               -                 -
Gas Exploration, Production and Refining             -            372,229                 -               -                 -
Accumulated Depletion                                -             (4,699)                -               -                 -
Total Net Utility Plant                              -            367,530                 -               -                 -

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets
Goodwill                                             -                  -                 -               -                 -
Other                                                -             11,283                 -               -                24
Total Deferred Charges                               -             11,283                 -               -                24

Total Assets                                        21            491,095           208,619         212,759           127,085


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                                                                                  KeySpan          KeySpan
                                               GEI              KEDC             KeySpan        Luxembourg        Netherland
                                              Timna         Nova Scotia       CI Midstream         SARL              Nicodama B.V.



Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses              261            246,537                 -           5,823            76,018
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                        -                403                 -            (109)               24
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                          261            246,940                 -           5,714            76,042

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                                  -              3,840                 -               -                 -
Postretirement benefits and other reserves           -                  -                 -               -                 -
Other                                                -                447                 -               -                 -
Total Deferred Credits                               -              4,287                 -               -                 -

Capitalization

Common Stock                                         -             40,330           203,586          21,468            51,492
Retained Earnings                                 (240)             1,440             5,265           3,755              (449)
Other Comprehensive Income                           -              7,442              (232)            (68)                -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                  (240)            49,212           208,619          25,155            51,043

Preferred Stock                                      -             19,616                 -         181,890                 -
Long-term debt                                       -            171,040                 -               -                 -
Total Capitalization                              (240)           239,868           208,619         207,045            51,043

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities                  21            491,095           208,619         212,759           127,085



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                                                                                   KeySpan
                                             KeySpan           Solex                              KeySpan        Exploration
                                            Midstream        Production          KeySpan        International    & Production
                                            Finance(NRO)        Ltd.           Canada Ltd.      Corporation          LLP

Current Assets
Cash and cash equivalents                           59                 16               738           3,031                 -
Customer accounts receivable                         -                  -                 -               -                 -
Allowance for doubtful accounts                      -                  -                 -               -                 -
Due from Affiliates                                  -             22,956               153               -                 -
Other accounts receivable                            -                  -                 -               -             2,814
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -                 -               -                 -
Gas in storage                                       -                  -                 -               -                 -
Materials and supplies                               -                  -                 -               -                 -
Prepayments and other current assets                 -                  -               235              (3)                -
Total Current Assets                                59             22,972             1,126           3,028             2,814

Equity Investments and Other                         -                  -             5,183          61,484                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -                 -
Other                                                -                  -                 -               -                 -
Accumulated Depreciation                             -                  -                 -               -                 -
Gas Exploration, Production and Refining             -                  -               180               -            82,142
Accumulated Depletion                                -                  -                 -               -            (1,711)
Total Net Utility Plant                              -                  -               180               -            80,431

Deferred Charges
Deferred federal income taxes                    1,336                  -                 -               -                 -
Total Regulatory Assets                              -                  -                 -               -                 -
Goodwill                                             -                  -                 -          45,616                 -
Other                                                -                  -                 -             442                 -
Total Deferred Charges                           1,336                  -                 -          46,058                 -

Total Assets                                     1,395             22,972             6,489         110,570            83,245


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                                                                                                   KeySpan
                                             KeySpan           Solex                              KeySpan        Exploration
                                            Midstream        Production          KeySpan        International    & Production
                                            Finance(NRO)        Ltd.           Canada Ltd.      Corporation          LLP



Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -                 -               -                 -
Accounts payable and accrued expenses            1,395                193             3,807             947            16,695
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                        -              3,151               279               -                 -
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                        1,395              3,344             4,086             947            16,695

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                                  -                  -                 -             293            23,652
Postretirement benefits and other reserves           -                  -                 -               -                 -
Other                                                -                  -                 -               -                 -
Total Deferred Credits                               -                  -                 -             293            23,652

Capitalization

Common Stock                                         -             16,894               254         122,577            41,951
Retained Earnings                                    -              2,852             2,879          (2,894)              947
Other Comprehensive Income                           -               (118)             (730)        (10,353)                -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                     -             19,628             2,403         109,330            42,898

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                       -                  -                 -               -                 -
Total Capitalization                                 -             19,628             2,403         109,330            42,898

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities               1,395             22,972             6,489         110,570            83,245



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                            Northeast         KeySpan            KeySpan          Eastern           Boston
                                            Transmission      Natural           Northeast       Enterprises          Gas
                                             Company          Fuel LLC        Ventures LLC         Inc.            Company

Current Assets
Cash and cash equivalents                        2,637                103             3,335             682            (6,337)
Customer accounts receivable                         -                  -                 -             134           263,495
Allowance for doubtful accounts                      -                  -                 -               -           (13,680)
Due from Affiliates                             (1,017)              (526)                6          21,306             2,973
Other accounts receivable                            -                  -               487               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -                 -               -                 -
Gas in storage                                       -                  -                 -               -            54,971
Materials and supplies                               -                  -                 -               -             6,174
Prepayments and other current assets                 -                  -                 -             919             1,111
Total Current Assets                             1,620               (423)            3,828          23,041           308,707

Equity Investments and Other                    32,698                  -                 -         954,228                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -                 -               -           996,117
Other                                                -                  -                 -           6,919                 -
Accumulated Depreciation                             -                  -                 -          (2,769)         (388,670)
Gas Exploration, Production and Refining             -              1,360               113               -                 -
Accumulated Depletion                                -                  -               (37)              -                 -
Total Net Utility Plant                              -              1,360                76           4,150           607,447

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets                              -                  -                 -               -            44,085
Goodwill                                         1,400                  -                 -               -           771,089
Other                                                -                  -             1,404           2,270            37,089
Total Deferred Charges                           1,400                  -             1,404           2,270           852,263

Total Assets                                    35,718                937             5,308         983,689         1,768,417


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)



                                            Northeast         KeySpan            KeySpan          Eastern           Boston
                                            Transmission      Natural           Northeast       Enterprises          Gas
                                             Company          Fuel LLC        Ventures LLC         Inc.            Company

Capitalization & Liabilities

Current Liabilities                                                                                                       385
Current Maturities of Long Term Debt                 -                  -                 -               -
Accounts payable and accrued expenses            3,154                400               686         139,924           905,379
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                     (346)                 -                41         (15,484)           10,781
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                        2,808                400               727         124,440           916,545

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                              8,888             (1,853)              349          (7,442)           87,020
Postretirement benefits and other reserves           -                  -                 -          42,795            86,415
Other                                                -                  -                 4               -                 -
Total Deferred Credits                           8,888             (1,853)              353          35,353           173,435

Capitalization

Common Stock                                    22,448              1,500             1,997         805,517           264,236
Retained Earnings                                1,574                890             1,984          18,379           173,442
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                24,022              2,390             3,981         823,896           437,678

Preferred Stock                                      -                  -                 -               -            16,742
Long-term debt                                       -                  -                 -               -           224,017
Total Capitalization                            24,022              2,390             3,981         823,896           678,437

Minority Interest                                    -                  -               247               -                 -
Total Capitalization & Liabilities              35,718                937             5,308         983,689         1,768,417



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                              Essex           Colonial           Midland
                                               Gas              Gas            Enterprises       Transgas         Servicedge
                                             Company          Company              Inc             Inc.              Inc.

Current Assets
Cash and cash equivalents                           30                124            11,179             534               583
Customer accounts receivable                    20,100             83,213            14,891           1,067               624
Allowance for doubtful accounts                   (789)            (2,964)                -               -              (285)
Due from Affiliates                                601              5,235            73,016               -                 -
Other accounts receivable                            -                  -                 -               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -                 -               -                 -
Gas in storage                                   1,806             14,955                 -              36                 -
Materials and supplies                               -                  -             8,945               -               555
Prepayments and other current assets                 -                264             9,168             143               656
Total Current Assets                            21,748            100,827           117,199           1,780             2,133

Equity Investments and Other                       765                  4                 6              11                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                            117,416            402,259                 -               -                 -
Other                                                -                  -           332,201          12,168             1,193
Accumulated Depreciation                       (34,209)          (119,564)           (3,880)         (6,263)             (706)
Gas Exploration, Production and Refining             -                  -                 -               -                 -
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                         83,207            282,695           328,321           5,905               487

Deferred Charges
Deferred federal income taxes                        -                  -                 -               -                 -
Total Regulatory Assets                              -                  -                 -               -                 -
Goodwill                                       103,042            371,850            59,651           7,730            14,948
Other                                              822              4,072            14,859               -                 -
Total Deferred Charges                         103,864            375,922            74,510           7,730            14,948

Total Assets                                   209,584            759,448           520,036          15,426            17,568


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                              Essex           Colonial           Midland
                                               Gas              Gas            Enterprises       Transgas         Servicedge
                                             Company          Company              Inc             Inc.              Inc.

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                71                572             3,980               -                 -
Accounts payable and accrued expenses          127,884            370,157            46,060           2,946            17,070
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -                 -               -                 -
Accrued taxes                                    1,246                291             4,038             823            (1,156)
Customer deposits                                    -                  -                 -               -                 -
Accrued interest                                     -                  -                 -               -                 -
Total Current Liabilities                      129,201            371,020            54,078           3,769            15,914

Deferred Credits
Regulatory Liabilities                               -                  -                 -               -                 -
Deferred income tax                              8,548             36,641            78,627           1,800              (386)
Postretirement benefits and other reserves      10,285             20,751            24,470           1,227                82
Other                                                -                  -                 -               -                 -
Total Deferred Credits                          18,833             57,392           103,097           3,027              (304)

Capitalization

Common Stock                                    30,909            216,727           118,813           7,105            15,083
Retained Earnings                               12,306             (6,313)          105,229           1,525           (13,125)
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                43,215            210,414           224,042           8,630             1,958

Preferred Stock
Long-term debt                                  18,335            120,622           138,819               -                 -
Total Capitalization                            61,550            331,036           362,861           8,630             1,958

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities             209,584            759,448           520,036          15,426            17,568



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                           Philadelphia                        EnergyNorth      EnergyNorth      EnergyNorth
                                              Coke          EnergyNorth        Natural Gas        Propane        Mechanicals
                                             Company            Inc.             Company           Inc.              Inc.

Current Assets
Cash and cash equivalents                            -                267               195             149               772
Customer accounts receivable                         -                894            24,593           2,022             8,396
Allowance for doubtful accounts                      -                  -            (1,399)            (81)              (10)
Due from Affiliates                                  -              3,462            (2,103)         (1,066)             (169)
Other accounts receivable                            -                  -                 -               -                 -
Special deposits                                     -                  -                 -               -                 -
Accrued revenue                                      -                  -             4,123               -               488
Gas in storage                                       -                  -             7,193             391                 -
Materials and supplies                               -                  -             1,056              90               346
Prepayments and other current assets                 -                257               877             981               236
Total Current Assets                                 -              4,880            34,535           2,486            10,059

Equity Investments and Other                         -                  -                 -               -                 -

Utility Plant
Electric                                             -                  -                 -               -                 -
Gas                                                  -                  -           177,949               -                 -
Other                                                -                 26                 -           7,165               329
Accumulated Depreciation                             -                  -           (60,078)              -                 -
Gas Exploration, Production and Refining             -                  -                 -               -                 -
Accumulated Depletion                                -                  -                 -               -                 -
Total Net Utility Plant                              -                 26           117,871           7,165               329

Deferred Charges
Deferred federal income taxes                        -                  -             2,745               -                 -
Total Regulatory Assets                              -                  -             9,798               -                 -
Goodwill                                             -                  -           167,667           5,011                 -
Other                                                -            127,934             1,730               -                 -
Total Deferred Charges                               -            127,934           181,940           5,011                 -

Total Assets                                         -            132,840           334,346          14,662            10,388


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                           Philadelphia                        EnergyNorth      EnergyNorth      EnergyNorth
                                              Coke          EnergyNorth        Natural Gas        Propane        Mechanicals
                                             Company            Inc.             Company           Inc.              Inc.
Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                 -                  -               389               -                66
Accounts payable and accrued expenses            1,776              4,556           145,827           6,733             7,480
Short Term Debt - Line of Credit*                    -                  -                 -               -                 -
Dividends payable                                    -                  -               740              89                63
Accrued taxes                                        -                 (5)             (458)            370               201
Customer deposits                                    -               (380)              803             960                 -
Accrued interest                                     -                125             2,126               -                 -
Total Current Liabilities                        1,776              4,296           149,427           8,152             7,810

Deferred Credits
Regulatory Liabilities                               -                  -               886               -                 -
Deferred income tax                                  -                  -            19,882             873               (28)
Postretirement benefits and other reserves           -                  -             2,107               -                 -
Other                                                -                  -             1,136              51               244
Total Deferred Credits                               -                  -            24,011             924               216

Capitalization

Common Stock                                     8,914            126,332           117,558           5,230             2,269
Retained Earnings                              (10,690)             2,212             1,768             356                62
Other Comprehensive Income                           -                  -                 -               -                 -
Treasury Stock                                       -                  -                 -               -                 -
Total Common Shareowners' Equity                (1,776)           128,544           119,326           5,586             2,331

Preferred Stock                                      -                  -                 -               -                 -
Long-term debt                                       -                  -            41,582               -                31
Total Capitalization                            (1,776)           128,544           160,908           5,586             2,362

Minority Interest                                    -                  -                 -               -                 -
Total Capitalization & Liabilities                   -            132,840           334,346          14,662            10,388



KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)

                                           EnergyNorth         Broken
                                             Realty            Bridge
                                              Inc.          Corporation

Current Assets
Cash and cash equivalents                          295                  2
Customer accounts receivable                         -                  1
Allowance for doubtful accounts                      -                  -
Due from Affiliates                                (98)               (55)
Other accounts receivable                            -                  -
Special deposits                                     -                  -
Accrued revenue                                      -                  -
Gas in storage                                       -                  -
Materials and supplies                               -                  -
Prepayments and other current assets                12                  -
Total Current Assets                               209                (52)

Equity Investments and Other                         -                  -

Utility Plant
Electric                                             -                  -
Gas                                                  -                  -
Other                                            1,016                425
Accumulated Depreciation                             -                  -
Gas Exploration, Production and Refining             -                  -
Accumulated Depletion                                -                  -
Total Net Utility Plant                          1,016                425

Deferred Charges
Deferred federal income taxes                        -                  -
Total Regulatory Assets                              -                  -
Goodwill                                             -                  -
Other                                                -                  -
Total Deferred Charges                               -                  -

Total Assets                                     1,225                373


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)
                                           EnergyNorth         Broken
                                             Realty            Bridge
                                              Inc.          Corporation

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt                72                  -
Accounts payable and accrued expenses                5                  -
Short Term Debt - Line of Credit*                    -                  -
Dividends payable                                    -                  -
Accrued taxes                                      114                (26)
Customer deposits                                    -                  -
Accrued interest                                     5                  -
Total Current Liabilities                          196                (26)

Deferred Credits
Regulatory Liabilities                               -                  -
Deferred income tax                                 67                 (4)
Postretirement benefits and other reserves           -                  -
Other                                                -                  -
Total Deferred Credits                              67                 (4)

Capitalization

Common Stock                                       266                403
Retained Earnings                                   26                  -
Other Comprehensive Income                           -                  -
Treasury Stock                                       -                  -
Total Common Shareowners' Equity                   292                403

Preferred Stock                                      -                  -
Long-term debt                                     670                  -
Total Capitalization                               962                403

Minority Interest                                    -                  -
Total Capitalization & Liabilities               1,225                373


KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)



                                            Sub-Total       Elimination       Reclassification  Consolidated
Current Assets
Cash and cash equivalents                      (58,503)                 -           153,011          94,508
Customer accounts receivable                   961,177             (1,012)          510,937       1,471,102
Allowance for doubtful accounts                (48,434)               120            (1,164)        (49,478)
Due from Affiliates                          3,876,333         (3,790,063)          (86,270)              -
Other accounts receivable                      416,952            (23,410)          (93,344)        300,198
Special deposits                                76,185                  -           (76,185)              -
Accrued revenue                                348,689                  -          (348,689)              -
Gas in storage                                 282,654                  -                 -         282,654
Materials and supplies                         123,608                  -                 -         123,608
Prepayments and other current assets           124,308                  -            56,343         180,651
Total Current Assets                         6,102,969         (3,814,365)          114,639       2,403,243

Equity Investments and Other                 6,237,152         (6,050,076)           12,120         199,196

Utility Plant
Electric                                     1,412,839                  -                 -       1,412,839
Gas                                          5,346,768                 31                 -       5,346,799
Other                                          736,777             (1,976)                -         734,801
Accumulated Depreciation                    (2,305,734)             4,012                 -      (2,301,722)
Gas Exploration, Production and Refining     1,781,379                  -                 -       1,781,379
Accumulated Depletion                         (615,799)                 -                 -        (615,799)
Total Net Utility Plant                      6,356,230              2,067                 -       6,358,297

Deferred Charges
Deferred federal income taxes                  228,519                  -          (228,519)              -
Total Regulatory Assets                        262,596                  -           122,520         385,116
Goodwill                                     1,848,721                  -                 -       1,848,721
Other                                        1,764,600         (1,160,936)         (248,116)        355,548
Total Deferred Charges                       4,104,436         (1,160,936)         (354,115)      2,589,385

Total Assets                                22,800,787        (11,023,310)         (227,356)     11,550,121

KeySpan Corporation
Consolidating Balance Sheet
31-Dec-00
(In Thousand of Dollars)



                                            Sub-Total       Elimination       Reclassification  Consolidated

Capitalization & Liabilities

Current Liabilities
Current Maturities of Long Term Debt             5,535                (55)                -           5,480
Accounts payable and accrued expenses        5,139,393         (3,750,700)           40,574       1,429,267
Short Term Debt - Line of Credit*            1,300,237                  -                 -       1,300,237
Dividends payable                               63,110               (892)                -          62,218
Accrued taxes                                   27,972                  -            46,642          74,614
Customer deposits                               32,855                  -                 -          32,855
Accrued interest                                49,337                  3            20,062          69,402
Total Current Liabilities                    6,618,439         (3,751,644)          107,278       2,974,073

Deferred Credits
Regulatory Liabilities                          30,722                  -             3,764          34,486
Deferred income tax                            700,589             (6,982)         (241,886)        451,721
Postretirement benefits and other reserves     686,080                  -           (23,214)        662,866
Other                                          138,710             11,084           (22,976)        126,818
Total Deferred Credits                       1,556,101              4,102          (284,312)      1,275,891

Capitalization

Common Stock                                 8,394,558         (5,409,536)                -       2,985,022
Retained Earnings                            1,115,803           (656,702)           21,538         480,639
Other Comprehensive Income                      (3,547)                 -             4,372             825
Treasury Stock                                (650,670)                 -                 -        (650,670)
Total Common Shareowners' Equity             8,856,144         (6,066,238)           25,910       2,815,816

Preferred Stock                                302,453           (201,506)          (16,742)         84,205
Long-term debt                               5,343,330         (1,008,902)          (59,490)      4,274,938
Total Capitalization                        14,501,927         (7,276,646)          (50,322)      7,174,959

Minority Interest                              124,320                878                 -         125,198
Total Capitalization & Liabilities          22,800,787        (11,023,310)         (227,356)     11,550,121

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                          KeySpan        KeySpan     KeySpan       KeySpan Energy
                                              KeySpan        KeySpan      Ravenswood     Ravenswood  Uitility        Trading
                                            Corporation   Generation LLC  Services Corp. Inc        Services LLC    Services LLC
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                     0           0           0              0          0                  0
   Electric Services                                    0     297,045      47,501        638,105          0             19,756
   Gas Exploration and Production                       0           0           0              0          0                  0
   Energy Services                                      0           0           0              0          0                  0
   Energy Investments and Other                     1,798      17,406     180,326              0     34,781              1,539
                                                 --------    --------    --------       --------   --------           --------
   Operating Revenues                               1,798     314,451     227,827        638,105     34,781             21,295
                                                 --------    --------    --------       --------   --------           --------

OPERATING EXPENSE
   Fuel and Purchased Power                             0           0     108,454       206,685          0                   0
   Purchase Gas for Resale                              0           0           0             0          0                   0
   Operations and Maintenance                      63,319     119,207     115,791       214,779     33,894               3,380
   Early Retirement and Serverance Charge               0           0           0             0          0                   0
   Depreciation, Depletion and Amortization         4,273      40,757           0         8,201          0                   3
   Operating Taxes                                 (8,171)    106,970       1,799        77,022        122               1,691
                                                 --------    --------    --------      --------   --------            --------
   TOTAL OPERATING EXPENSE                         59,421     266,934     226,056       506,687     34,016               5,074
                                                 --------    --------    --------      --------   --------            --------

OPERATING INCOME                                  (57,623)     47,517       1,771       131,418        765              16,221
                                                 --------    --------    --------      --------   --------            --------

OTHER INCOME
   Income from Equity Investment                        0           0           0             0          0                   0
   Interest Income                                  2,138         417           0             0          0                   0
   Minority Interest                                    0           0           0             0          0                   0
   Other                                          389,612         (21)         26         8,127         (7)                130
                                                 --------    --------    --------      --------   --------            --------
   Total Other Income (expense)                   391,750         396          26         8,127         (7)                130
                                                 --------    --------    --------      --------   --------            --------

INCOME (LOSS) BEFORE INTEREST CHARGES
AND INCOME TAXES                                  334,127      47,913       1,797       139,545        758              16,351
                                                 --------    --------    --------      --------   --------            --------


                                                 --------    --------    --------      --------   --------            --------
INTEREST CHARGES                                   97,007      19,009       1,659           251        809                 346
                                                 --------    --------    --------      --------   --------            --------

INCOME TAXES
   Current                                        (26,919)     13,314         447        46,470       (456)              6,292
   Deferred                                       (11,107)     (5,146)       (398)        1,212        438               (690)
                                                 --------    --------    --------      --------   --------            --------
   Total Income Taxes                             (38,026)      8,168          49        47,682        (18)              5,602
                                                 --------    --------    --------      --------   --------            --------

NET INCOME (LOSS)                                 275,146      20,736          89        91,612        (33)             10,403

Preferred Stock Dividend Requirements              17,932           0           0             0          0                   0

                                                 --------    --------    --------      --------   --------            --------
EARNINGS (LOSS) FOR COMMON STOCK                  257,214      20,736          89        91,612        (33)             10,403
                                                 --------    --------    --------      --------   --------            --------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)

                                                   KeySpan      KeySpan        KeySpan
                                                  Electric      Gas East      Corporate
                                                 Services LLC   Corporation    Services LLC
                                                 ------------------------------------------
OPERATING REVENUES
   Gas Distribution                                      0     794,965           0
   Electric Services                               441,453           0           0
   Gas Exploration and Production                        0           0           0
   Energy Services                                       0           0           0
   Energy Investments and Other                      2,278       2,086     183,275
                                                  --------    --------    --------
   Operating Revenues                              443,731     797,051     183,275
                                                  --------    --------    --------

OPERATING EXPENSE
   Fuel and Purchased Power                              0           0           0
   Purchase Gas for Resale                               0     408,087           0
   Operations and Maintenance                      429,855     140,585     163,183
   Early Retirement and Serverance Charge                0           0           0
   Depreciation, Depletion and Amortization             82      34,766      21,625
   Operating Taxes                                   7,652      92,684       8,391
                                                  --------    --------    --------
   TOTAL OPERATING EXPENSE                         437,589     687,372     193,199
                                                  --------    --------    --------

OPERATING INCOME                                     6,142     109,679      (9,924)
                                                  --------    --------    --------

OTHER INCOME
   Income from Equity Investment                         0           0           0
   Interest Income                                       0         (95)        582
   Minority Interest                                     0           0           0
   Other                                            (1,032)       (612)     14,108
                                                  --------    --------    --------
   Total Other Income (expense)                     (1,032)       (707)     14,690
                                                  --------    --------    --------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                         5,110     108,972       4,766
                                                  --------    --------    --------


                                                  --------    --------    --------
INTEREST CHARGES                                     2,978      53,656      18,652
                                                  --------    --------    --------

INCOME TAXES
   Current                                          (7,371)     (7,915)     (5,801)
   Deferred                                          8,134      26,278         547
                                                  --------    --------    --------
   Total Income Taxes                                  763      18,363      (5,254)
                                                  --------    --------    --------

NET INCOME (LOSS)                                    1,369      36,953      (8,632)

Preferred Stock Dividend Requirements                    0           0           0

                                                  --------    --------    --------
EARNINGS (LOSS) FOR COMMON STOCK                     1,369      36,953      (8,632)
                                                  --------    --------    --------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                        KeySpan                                   Paulus
                                        KeySpan          Energy        Delta                     Sololowski
                                      Services Inc.  Management Inc. KeySpan Inc. Roy Kay Inc. And Sartor, Inc.  WDF Inc.
----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                              0            0            0           0              0           0
   Electric Services                             0            0            0           0              0           0
   Gas Exploration and Production                0            0            0           0              0           0
   Energy Services                               0       45,907       37,053      75,984         35,087     117,777
   Energy Investments and Other                  0            0            0           0              0           0
                                           -------      -------      -------     -------        -------     -------
   Operating Revenues                            0       45,907       37,053      75,984         35,087     117,777
                                           -------      -------      -------     -------        -------     -------

OPERATING EXPENSE
   Fuel and Purchased Power                      0            0            0           0              0           0
   Purchase Gas for Resale                       0            0            0           0              0           0
   Operations and Maintenance                7,295       51,977       35,697      72,357         28,175     103,442
   Early Retirement and Serverance Charge        0            0            0           0              0           0
   Depreciation, Depletion and Amortization    118          925          794         809          1,947       1,631
   Operating Taxes                               0            0            0           0              0           0
                                           -------      -------      -------     -------        -------     -------
   TOTAL OPERATING EXPENSE                   7,413       52,902       36,491      73,166         30,122     105,073
                                           -------      -------      -------     -------        -------     -------

OPERATING INCOME                            (7,413)      (6,995)         562       2,818          4,965      12,704
                                           -------      -------      -------     -------        -------     -------

OTHER INCOME
   Income from Equity Investment                 0            0            0           0              0           0
   Interest Income                          24,700       24,784            2           0              0           0
   Minority Interest                             0            0            0           0              0           0
   Other                                    (1,315)           0            9           0              0          35
                                           -------      -------      -------     -------        -------     -------
   Total Other Income (expense)             23,385       24,784           11           0              0          35
                                           -------      -------      -------     -------        -------     -------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                15,972       17,789          573       2,818          4,965      12,739
                                           -------      -------      -------     -------        -------     -------


                                           -------      -------      -------     -------        -------     -------
INTEREST CHARGES                                40            0            0       1,496             13         741
                                           -------      -------      -------     -------        -------     -------

INCOME TAXES
   Current                                  (3,069)      (4,663)         147         812          1,876       5,316
   Deferred                                      8         (247)          75          21            147         113
                                           -------      -------      -------     -------        -------     -------
   Total Income Taxes                       (3,061)      (4,910)         222         833          2,023       5,429
                                           -------      -------      -------     -------        -------     -------

NET INCOME (LOSS)                           18,993       22,699          351         489          2,929       6,569

Preferred Stock Dividend Requirements            0            0            0           0              0           0

                                           -------      -------      -------     -------        -------     -------
EARNINGS (LOSS) FOR COMMON STOCK            18,993       22,699          351         489          2,929       6,569
                                           -------      -------      -------     -------        -------     -------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                             Active        KeySpan
                                               Fritze      Conditioning     Energy
                                               KeySpan Inc.    Corp       Solutions Inc.
                                                -----------------------------------------
OPERATING REVENUES
   Gas Distribution                                   0            0           0
   Electric Services                                  0            0           0
   Gas Exploration and Production                     0            0           0
   Energy Services                               51,166        6,521      44,165
   Energy Investments and Other                       0            0           0
                                                -------      -------     -------
   Operating Revenues                            51,166        6,521      44,165
                                                -------      -------     -------

OPERATING EXPENSE
   Fuel and Purchased Power                           0            0           0
   Purchase Gas for Resale                            0            0           0
   Operations and Maintenance                    46,682        6,001      41,925
   Early Retirement and Serverance Charge             0            0           0
   Depreciation, Depletion and Amortization       1,079          178       1,281
   Operating Taxes                                    0            0           0
                                                -------      -------     -------
   TOTAL OPERATING EXPENSE                       47,761        6,179      43,206
                                                -------      -------     -------

OPERATING INCOME                                  3,405          342         959
                                                -------      -------     -------

OTHER INCOME
   Income from Equity Investment                      0            0           0
   Interest Income                                    0            9         103
   Minority Interest                                  0            0           0
   Other                                           (132)           0         (78)
                                                -------      -------     -------
   Total Other Income (expense)                    (132)           9          25
                                                -------      -------     -------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                      3,273          351         984
                                                -------      -------     -------


                                                -------      -------     -------
INTEREST CHARGES                                    252            0           0
                                                -------      -------     -------

INCOME TAXES
   Current                                        1,003          167         127
   Deferred                                         209           13         250
                                                -------      -------     -------
   Total Income Taxes                             1,212          180         377
                                                -------      -------     -------

NET INCOME (LOSS)                                 1,809          171         607

Preferred Stock Dividend Requirements                 0            0           0

                                                -------      -------     -------
EARNINGS (LOSS) FOR COMMON STOCK                  1,809          171         607
                                                -------      -------     -------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                                                             Fourth Avenue
                                                                   KeySpan       KeySpan        KeySpan        Enterprise
                                                                   Energy         Energy     Communicaitons      Piping
                                                                Services Inc.   Supply LLC        Corp            Corp
-----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                                         0             0               0               0
   Electric Services                                                        0             0               0               0
   Gas Exploration and Production                                           0             0               0               0
   Energy Services                                                    258,197        64,471          14,215          16,748
   Energy Investments and Other                                             0             0               0               0
                                                                -------------- ------------- --------------- ---------------
   Operating Revenues                                                 258,197        64,471          14,215          16,748
                                                                -------------- ------------- --------------- ---------------

OPERATING EXPENSE
   Fuel and Purchased Power                                           145,761             0               0               0
   Purchase Gas for Resale                                            102,515             0               0               0
   Operations and Maintenance                                          12,434         5,303          11,161          13,218
   Early Retirement and Serverance Charge                                   0             0               0               0
   Depreciation, Depletion and Amortization                               143             0               4             580
   Operating Taxes                                                          0             0               0               0
                                                                -------------- ------------- --------------- ---------------
   TOTAL OPERATING EXPENSE                                            260,853         5,303          11,165          13,798
                                                                -------------- ------------- --------------- ---------------

OPERATING INCOME                                                       (2,656)       59,168           3,050           2,950
                                                                -------------- ------------- --------------- ---------------

OTHER INCOME
   Income from Equity Investment                                            0             0               0               0
   Interest Income                                                          0           966             105               0
   Minority Interest                                                        0             0               0               0
   Other                                                                  664             0               0               0
                                                                -------------- ------------- --------------- ---------------
   Total Other Income (expense)                                           664           966             105               0
                                                                -------------- ------------- --------------- ---------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                           (1,992)       60,134           3,155           2,950
                                                                -------------- ------------- --------------- ---------------


                                                                -------------- ------------- --------------- ---------------
INTEREST CHARGES                                                          898             0               0             (81)
                                                                -------------- ------------- --------------- ---------------

INCOME TAXES
   Current                                                               (425)       28,101             809             819
   Deferred                                                              (458)            0             298             595
                                                                -------------- ------------- --------------- ---------------
   Total Income Taxes                                                    (883)       28,101           1,107           1,414
                                                                -------------- ------------- --------------- ---------------

NET INCOME (LOSS)                                                      (2,007)       32,033           2,048           1,617

Preferred Stock Dividend Requirements                                       0             0               0               0

                                                                -------------- ------------- --------------- ---------------
EARNINGS (LOSS) FOR COMMON STOCK                                       (2,007)       32,033           2,048           1,617
                                                                -------------- ------------- --------------- ---------------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)

                                                                                                         LILCO
                                                                             KeySpan                     Energy      Marquez
                                                              Binsky &      Operating       KeySpan     Systems     Development
                                                             Snyder Inc.   Services Inc    MHK Inc.       Inc.         Corp
                                                             --------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution
   Electric Services                                                   0              0             0           0             0
   Gas Exploration and Production                                      0          7,505             0           0             0
   Energy Services                                                     0              0             0           0             0
   Energy Investments and Other                                   60,143              0             0           0             0
                                                                       0              0             1         411             0
   Operating Revenues                                        ------------  -------------  ------------ ----------- -------------
                                                                  60,143          7,505             1         411             0
                                                             ------------  -------------  ------------ ----------- -------------
OPERATING EXPENSE
   Fuel and Purchased Power
   Purchase Gas for Resale                                             0              0             0           0             0
   Operations and Maintenance                                          0              0             0           0             0
   Early Retirement and Serverance Charge                         55,749          7,713         7,651           0             0
   Depreciation, Depletion and Amortization                            0              0             0           0             0
   Operating Taxes                                                   668            237             0           0             0
                                                                       0              0             0          27             0
   TOTAL OPERATING EXPENSE                                   ------------  -------------  ------------ ----------- -------------
                                                                  56,417          7,950         7,651          27             0
                                                             ------------  -------------  ------------ ----------- -------------
OPERATING INCOME
                                                                   3,726           (445)       (7,650)        384             0
                                                             ------------  -------------  ------------ ----------- -------------
OTHER INCOME
   Income from Equity Investment
   Interest Income                                                     0              0             0           0             0
   Minority Interest                                                   0              0             0           0             0
   Other                                                               0            217             0        (123)            0
                                                                       0         (3,198)            0        (160)            0
   Total Other Income (expense)                              ------------  -------------  ------------ ----------- -------------
                                                                       0         (2,981)            0        (283)            0
                                                             ------------  -------------  ------------ ----------- -------------
INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES
                                                                   3,726         (3,426)       (7,650)        101             0
                                                             ------------  -------------  ------------ ----------- -------------


INTEREST CHARGES                                             ------------  -------------  ------------ ----------- -------------
                                                                    (139)             0             0           0             0
                                                             ------------  -------------  ------------ ----------- -------------
INCOME TAXES
   Current
   Deferred                                                        1,438           (125)       (2,602)        101             0
                                                                     410         (1,072)          (75)          0             0
   Total Income Taxes                                        ------------  -------------  ------------ ----------- -------------
                                                                   1,848         (1,197)       (2,677)        101             0
                                                             ------------  -------------  ------------ ----------- -------------
NET INCOME (LOSS)
                                                                   2,017         (2,229)       (4,973)          0             0
Preferred Stock Dividend Requirements
                                                                       0              0             0           0             0

EARNINGS (LOSS) FOR COMMON STOCK                             ------------  -------------  ------------ ----------- -------------
                                                                   2,017         (2,229)       (4,973)          0             0
                                                             ------------  -------------  ------------ ----------- -------------



   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                   Island
                                                                   Energy                        KeySpan       The Houston
                                                                  Services     Brooklyn Union     Energy       Exploration
                                                                 Company Inc.   Gas Company    Corporation       Company
------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                                        0       1,453,544              0               0
   Electric Services                                                       0               0              0               0
   Gas Exploration and Production                                          0               0              0         270,596
   Energy Services                                                         0               0              0               0
   Energy Investments and Other                                            0               0              0               0
                                                                -------------  --------------  -------------  --------------
   Operating Revenues                                                      0       1,453,544              0         270,596
                                                                -------------  --------------  -------------  --------------

OPERATING EXPENSE
   Fuel and Purchased Power                                                0               0              0               0
   Purchase Gas for Resale                                                 0         714,787              0               0
   Operations and Maintenance                                              0         313,742           (761)         42,771
   Early Retirement and Serverance Charge                                  0               0              0               0
   Depreciation, Depletion and Amortization                                0          65,488             10          89,239
   Operating Taxes                                                         0         151,063            695           1,218
                                                                -------------  --------------  -------------  --------------
   TOTAL OPERATING EXPENSE                                                 0       1,260,625            (56)        133,228
                                                                -------------  --------------  -------------  --------------

OPERATING INCOME                                                           0         192,919             56         137,368
                                                                -------------  --------------  -------------  --------------

OTHER INCOME
   Income from Equity Investment                                           0           5,615              0               0
   Interest Income                                                         0           4,210              0               0
   Minority Interest                                                       0               0              0               0
   Other                                                                   0           1,868              0           1,736
                                                                -------------  --------------  -------------  --------------
   Total Other Income (expense)                                            0          11,693              0           1,736
                                                                -------------  --------------  -------------  --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                               0         204,612             56         139,104
                                                                -------------  --------------  -------------  --------------


                                                                -------------  --------------  -------------  --------------
INTEREST CHARGES                                                           0          40,874              0          11,360
                                                                -------------  --------------  -------------  --------------

INCOME TAXES
   Current                                                                 0          95,140              0          (2,148)
   Deferred                                                                0         (37,923)            19          44,634
                                                                -------------  --------------  -------------  --------------
   Total Income Taxes                                                      0          57,217             19          42,486
                                                                -------------  --------------  -------------  --------------

NET INCOME (LOSS)                                                          0         106,521             37          85,258

Preferred Stock Dividend Requirements                                      0               0              0               0

                                                                -------------  --------------  -------------  --------------
EARNINGS (LOSS) FOR COMMON STOCK                                           0         106,521             37          85,258
                                                                -------------  --------------  -------------  --------------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                                           KeySpan
                                                              THEC           GEI            Energy        KeySpan
                                                             Holding     Development     Development       Cross         GEI
                                                             Company       Company         Company       Bay, LLC       Timna
                                                           -----------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution
   Electric Services                                                 0               0               0            0            0
   Gas Exploration and Production                                    0               0               0
   Energy Services                                                   0               0               0
   Energy Investments and Other                                      0               0               0
                                                                     0               0               0            0            1
   Operating Revenues                                      ------------ --------------- --------------- ------------ ------------
                                                                     0               0               0            0            1
                                                           ------------ --------------- --------------- ------------ ------------
OPERATING EXPENSE
   Fuel and Purchased Power
   Purchase Gas for Resale                                           0               0               0            0            0
   Operations and Maintenance                                        0               0               0            0            0
   Early Retirement and Serverance Charge                            0               0           7,809            0           (5)
   Depreciation, Depletion and Amortization                          0               0               0            0            0
   Operating Taxes                                               4,415               0               0            0            0
                                                                     0               0               0            0            0
   TOTAL OPERATING EXPENSE                                 ------------ --------------- --------------- ------------ ------------
                                                                 4,415               0           7,809            0           (5)
                                                           ------------ --------------- --------------- ------------ ------------
OPERATING INCOME
                                                                (4,415)              0          (7,809)           0            6
                                                           ------------ --------------- --------------- ------------ ------------
OTHER INCOME
   Income from Equity Investment
   Interest Income                                              85,260               0             526            0            0
   Minority Interest                                                 0            (196)          2,334            0            0
   Other                                                       (26,379)              0               0            0            0
                                                                 1,930               0               0            0            0
   Total Other Income (expense)                            ------------ --------------- --------------- ------------ ------------
                                                                60,811            (196)          2,860            0            0
                                                           ------------ --------------- --------------- ------------ ------------
INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES
                                                                56,396            (196)         (4,949)           0            6
                                                           ------------ --------------- --------------- ------------ ------------


INTEREST CHARGES                                           ------------ --------------- --------------- ------------ ------------
                                                                     0               0               0            0            0
                                                           ------------ --------------- --------------- ------------ ------------
INCOME TAXES
   Current
   Deferred                                                       (869)           (325)         (1,838)          (9)           2
                                                                     0             256              62            9            0
   Total Income Taxes                                      ------------ --------------- --------------- ------------ ------------
                                                                  (869)            (69)         (1,776)           0            2
                                                           ------------ --------------- --------------- ------------ ------------
NET INCOME (LOSS)
                                                                57,265            (127)         (3,173)           0            4
Preferred Stock Dividend Requirements
                                                                     0               0               0            0            0

EARNINGS (LOSS) FOR COMMON STOCK                           ------------ --------------- --------------- ------------ ------------
                                                                57,265            (127)         (3,173)           0            4
                                                           ------------ --------------- --------------- ------------ ------------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                                               KeySpan         KeySpan
                                                                   KEDC         KeySpan       Luxembourg     Netherland
                                                                Nova Scotia   CI Midstream       SARL       Nicodama B.V.
---------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                                       0               0             0               0
   Electric Services                                                      0               0             0               0
   Gas Exploration and Production                                         0               0             0               0
   Energy Services                                                        0               0             0               0
   Energy Investments and Other                                      26,638               0             0               0
                                                                ------------ --------------- -------------  --------------
   Operating Revenues                                                26,638               0             0               0
                                                                ------------ --------------- -------------  --------------

OPERATING EXPENSE
   Fuel and Purchased Power                                               0               0             0               0
   Purchase Gas for Resale                                                0               0             0               0
   Operations and Maintenance                                        13,070               0             0               0
   Early Retirement and Serverance Charge                                 0               0             0               0
   Depreciation, Depletion and Amortization                           4,699               0             0               0
   Operating Taxes                                                        0               0            47             494
                                                                ------------ --------------- -------------  --------------
   TOTAL OPERATING EXPENSE                                           17,769               0            47             494
                                                                ------------ --------------- -------------  --------------

OPERATING INCOME                                                      8,869               0           (47)           (494)
                                                                ------------ --------------- -------------  --------------

OTHER INCOME
   Income from Equity Investment                                      7,421               0             0               0
   Interest Income                                                    4,924           5,265         5,340           4,936
   Minority Interest                                                      0               0             0               0
   Other                                                                  0               0             0               0
                                                                ------------ --------------- -------------  --------------
   Total Other Income (expense)                                      12,345           5,265         5,340           4,936
                                                                ------------ --------------- -------------  --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                         21,214           5,265         5,293           4,442
                                                                ------------ --------------- -------------  --------------


                                                                ------------ --------------- -------------  --------------
INTEREST CHARGES                                                     15,209               0         5,265           4,868
                                                                ------------ --------------- -------------  --------------

INCOME TAXES
   Current                                                            1,004               0           285              24
   Deferred                                                           1,977               0             0               0
                                                                ------------ --------------- -------------  --------------
   Total Income Taxes                                                 2,981               0           285              24
                                                                ------------ --------------- -------------  --------------

NET INCOME (LOSS)                                                     3,024           5,265          (257)           (450)

Preferred Stock Dividend Requirements                                     0               0             0               0

                                                                ------------ --------------- -------------  --------------
EARNINGS (LOSS) FOR COMMON STOCK                                      3,024           5,265          (257)           (450)
                                                                ------------ --------------- -------------  --------------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                 KeySpan        Solex                        KeySpan
                                                                Midstream     Production     KeySpan      International
                                                              Finance(NRO)       Ltd.      Canada Ltd.     Corporation
----------------------------------------------               ------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                                       0            0               0              0
   Electric Services                                                      0            0               0              0
   Gas Exploration and Production                                         0            0               0              0
   Energy Services                                                        0            0               0              0
   Energy Investments and Other                                           0            0             724            144
                                                              --------------  ----------- --------------- --------------
   Operating Revenues                                                     0            0             724            144
                                                              --------------  ----------- --------------- --------------

OPERATING EXPENSE
   Fuel and Purchased Power                                               0            0               0              0
   Purchase Gas for Resale                                                0            0               0              0
   Operations and Maintenance                                             0            0               0            111
   Early Retirement and Serverance Charge                                 0            0               0              0
   Depreciation, Depletion and Amortization                               0            0               0          1,283
   Operating Taxes                                                        0            0               0              0
                                                              --------------  ----------- --------------- --------------
   TOTAL OPERATING EXPENSE                                                0            0               0          1,394
                                                              --------------  ----------- --------------- --------------

OPERATING INCOME                                                          0            0             724         (1,250)
                                                              --------------  ----------- --------------- --------------

OTHER INCOME
   Income from Equity Investment                                          0        2,707               0          1,356
   Interest Income                                                    1,645            0            (102)             0
   Minority Interest                                                      0            0               0              0
   Other                                                                  0            0               0              0
                                                              --------------  ----------- --------------- --------------
   Total Other Income (expense)                                       1,645        2,707            (102)         1,356
                                                              --------------  ----------- --------------- --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                          1,645        2,707             622            106
                                                              --------------  ----------- --------------- --------------


                                                              --------------  ----------- --------------- --------------
INTEREST CHARGES                                                      2,199            0               0              0
                                                              --------------  ----------- --------------- --------------

INCOME TAXES
   Current                                                             (414)           0             277             79
   Deferred                                                               0            0               0              0
                                                              --------------  ----------- --------------- --------------
   Total Income Taxes                                                  (414)           0             277             79
                                                              --------------  ----------- --------------- --------------

NET INCOME (LOSS)                                                      (140)       2,707             345             27

Preferred Stock Dividend Requirements                                     0            0               0              0

                                                              --------------  ----------- --------------- --------------
EARNINGS (LOSS) FOR COMMON STOCK                                       (140)       2,707             345             27
                                                              --------------  ----------- --------------- --------------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                 KeySpan
                                               Exploration     Northeast     KeySpan       KeySpan        Eastern        Boston
                                               & Production   Tranmission    Natural      Northeast     Enterprises        Gas
                                                   LLP          Company     Fuel LLC    Ventures LLC        Inc.         Company
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                       0             0            0              0              0        202,840
   Electric Services                                      0             0            0              0              0              0
   Gas Exploration and Production                     3,613             0            0              0              0              0
   Energy Services                                        0             0            0              0              0              0
   Energy Investments and Other                           0             0            0          2,176            129              0
                                               -------------  ------------ ------------ --------------  ------------- --------------
   Operating Revenues                                 3,613             0            0          2,176            129        202,840
                                               -------------  ------------ ------------ --------------  ------------- --------------

OPERATING EXPENSE
   Fuel and Purchased Power                               0             0            0              0              0              0
   Purchase Gas for Resale                                0             0            0              0              0        123,289
   Operations and Maintenance                           446             0          100            894           (161)        30,965
   Early Retirement and Serverance Charge                 0             0            0              0              0              0
   Depreciation, Depletion and Amortization           1,710             0            0            216              0         13,972
   Operating Taxes                                        0             0            0              0              0          4,114
                                               -------------  ------------ ------------ --------------  ------------- --------------
   TOTAL OPERATING EXPENSE                            2,156             0          100          1,110           (161)       172,340
                                               -------------  ------------ ------------ --------------  ------------- --------------

OPERATING INCOME                                      1,457             0         (100)         1,066            290         30,500
                                               -------------  ------------ ------------ --------------  ------------- --------------

OTHER INCOME
   Income from Equity Investment                          0             0            0              0              0              0
   Interest Income                                        0         8,302          (25)           149            990            414
   Minority Interest                                      0             0            0           (113)             0              0
   Other                                                  0             0            0              0            668             38
                                               -------------  ------------ ------------ --------------  ------------- --------------
   Total Other Income (expense)                           0         8,302          (25)            36          1,658            452
                                               -------------  ------------ ------------ --------------  ------------- --------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                          1,457         8,302         (125)         1,102          1,948         30,952
                                               -------------  ------------ ------------ --------------  ------------- --------------


                                               -------------  ------------ ------------ --------------  ------------- --------------
INTEREST CHARGES                                          0             0            0              0          1,322          9,169
                                               -------------  ------------ ------------ --------------  ------------- --------------

INCOME TAXES
   Current                                          (12,126)        1,123          (74)           360            336              0
   Deferred                                          12,635         1,783         (269)            88              0          9,717
                                               -------------  ------------ ------------ --------------  ------------- --------------
   Total Income Taxes                                   509         2,906         (343)           448            336          9,717
                                               -------------  ------------ ------------ --------------  ------------- --------------

NET INCOME (LOSS)                                       948         5,396          218            654            290         12,066

Preferred Stock Dividend Requirements                     0             0            0              0              0            181

                                               -------------  ------------ ------------ --------------  ------------- --------------
EARNINGS (LOSS) FOR COMMON STOCK                        948         5,396          218            654            290         11,885
                                               -------------  ------------ ------------ --------------  ------------- --------------

   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                   Essex       Colonial       Midland
                                                                    Gas           Gas       Enterprises    Transgas
                                                                  Company       Company         Inc          Inc.
----------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                                   16,599       61,370               0          0
   Electric Services                                                       0            0               0          0
   Gas Exploration and Production                                          0            0               0          0
   Energy Services                                                         0            0               0          0
   Energy Investments and Other                                            0            0          40,788      1,861
                                                                ------------- ------------ --------------- ----------
   Operating Revenues                                                 16,599       61,370          40,788      1,861
                                                                ------------- ------------ --------------- ----------

OPERATING EXPENSE
   Fuel and Purchased Power                                                0            0               0          0
   Purchase Gas for Resale                                             8,440       34,107               0          0
   Operations and Maintenance                                          1,532        5,402          38,153      1,511
   Early Retirement and Serverance Charge                                  0            0               0          0
   Depreciation, Depletion and Amortization                            1,632        4,431           4,184        164
   Operating Taxes                                                       340          668               0          0
                                                                ------------- ------------ --------------- ----------
   TOTAL OPERATING EXPENSE                                            11,944       44,608          42,337      1,675
                                                                ------------- ------------ --------------- ----------

OPERATING INCOME                                                       4,655       16,762          (1,549)       186
                                                                ------------- ------------ --------------- ----------

OTHER INCOME
   Income from Equity Investment                                           0            0               0          0
   Interest Income                                                         1           23             863          8
   Minority Interest                                                       0            0               0          0
   Other                                                                (118)          41            (208)         0
                                                                ------------- ------------ --------------- ----------
   Total Other Income (expense)                                         (117)          64             655          8
                                                                ------------- ------------ --------------- ----------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                            4,538       16,826            (894)       194
                                                                ------------- ------------ --------------- ----------


                                                                ------------- ------------ --------------- ----------
INTEREST CHARGES                                                       1,273        4,539           2,076         41
                                                                ------------- ------------ --------------- ----------

INCOME TAXES
   Current                                                                 0            0          (1,027)        99
   Deferred                                                            1,450        5,428               0          0
                                                                ------------- ------------ --------------- ----------
   Total Income Taxes                                                  1,450        5,428          (1,027)        99
                                                                ------------- ------------ --------------- ----------

NET INCOME (LOSS)                                                      1,815        6,859          (1,943)        54

Preferred Stock Dividend Requirements                                      0            0               0          0

                                                                ------------- ------------ --------------- ----------
EARNINGS (LOSS) FOR COMMON STOCK                                       1,815        6,859          (1,943)        54
                                                                ------------- ------------ --------------- ----------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                              Philadelphia
                                                                 Servicedge      Coke       EnergyNorth
                                                                    Inc.        Company       Inc.
---------------------------------------------                   --------------------------------------
OPERATING REVENUES
   Gas Distribution                                                         0          0           0
   Electric Services                                                        0          0           0
   Gas Exploration and Production                                           0          0           0
   Energy Services                                                      3,379          0           0
   Energy Investments and Other                                             0          0           0
                                                                -------------- ---------- -----------
   Operating Revenues                                                   3,379          0           0
                                                                -------------- ---------- -----------

OPERATING EXPENSE
   Fuel and Purchased Power                                                 0          0           0
   Purchase Gas for Resale                                                  0          0           0
   Operations and Maintenance                                           3,439          0           0
   Early Retirement and Serverance Charge                                   0          0           0
   Depreciation, Depletion and Amortization                               171          0           0
   Operating Taxes                                                          0          0           0
                                                                -------------- ---------- -----------
   TOTAL OPERATING EXPENSE                                              3,610          0           0
                                                                -------------- ---------- -----------

OPERATING INCOME                                                         (231)         0           0
                                                                -------------- ---------- -----------

OTHER INCOME
   Income from Equity Investment                                            0          0           0
   Interest Income                                                          0          0           0
   Minority Interest                                                        0          0           0
   Other                                                                    0          0           0
                                                                -------------- ---------- -----------
   Total Other Income (expense)                                             0          0           0
                                                                -------------- ---------- -----------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                              (231)         0           0
                                                                -------------- ---------- -----------


                                                                -------------- ---------- -----------
INTEREST CHARGES                                                           91          0           0
                                                                -------------- ---------- -----------

INCOME TAXES
   Current                                                                  0          0           0
   Deferred                                                               (69)         0           0
                                                                -------------- ---------- -----------
   Total Income Taxes                                                     (69)         0           0
                                                                -------------- ---------- -----------

NET INCOME (LOSS)                                                        (253)         0           0

Preferred Stock Dividend Requirements                                       0          0           0

                                                                -------------- ---------- -----------
EARNINGS (LOSS) FOR COMMON STOCK                                         (253)         0           0
                                                                -------------- ---------- -----------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                         EnergyNorth     EnergyNorth     EnergyNorth     EnergyNorth   Broken
                                                          Natural Gas       Propane       Mechanicals      Realty       Bridge
                                                            Company           Inc.           Inc.           Inc.      Corporation
----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                              26,467               0              0             0           0
   Electric Services                                                  0               0              0             0           0
   Gas Exploration and Production                                     0               0              0             0           0
   Energy Services                                                    0               0          7,016             0           0
   Energy Investments and Other                                       0           4,407              0            83           0
                                                         --------------- --------------- -------------- ------------- -----------
   Operating Revenues                                            26,467           4,407          7,016            83           0
                                                         --------------- --------------- -------------- ------------- -----------

OPERATING EXPENSE
   Fuel and Purchased Power                                           0               0              0             0           0
   Purchase Gas for Resale                                       14,802           2,592              0             0           0
   Operations and Maintenance                                     4,083             969          6,885             9           0
   Early Retirement and Serverance Charge                             0               0              0             0           0
   Depreciation, Depletion and Amortization                       1,900             217             21            13           0
   Operating Taxes                                                  796              55             43            10           0
                                                         --------------- --------------- -------------- ------------- -----------
   TOTAL OPERATING EXPENSE                                       21,581           3,833          6,949            32           0
                                                         --------------- --------------- -------------- ------------- -----------

OPERATING INCOME                                                  4,886             574             67            51           0
                                                         --------------- --------------- -------------- ------------- -----------

OTHER INCOME
   Income from Equity Investment                                      0               0              0             0           0
   Interest Income                                                    0               0              0             0           0
   Minority Interest                                                  0               0              0             0           0
   Other                                                            165              89             37             0           0
                                                         --------------- --------------- -------------- ------------- -----------
   Total Other Income (expense)                                     165              89             37             0           0
                                                         --------------- --------------- -------------- ------------- -----------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                                      5,051             663            104            51           0
                                                         --------------- --------------- -------------- ------------- -----------


                                                         --------------- --------------- -------------- ------------- -----------
INTEREST CHARGES                                                  1,665              65              5            10           0
                                                         --------------- --------------- -------------- ------------- -----------

INCOME TAXES
   Current                                                       (2,974)            242              0            16           0
   Deferred                                                       4,591               0             38             0           0
                                                         --------------- --------------- -------------- ------------- -----------
   Total Income Taxes                                             1,617             242             38            16           0
                                                         --------------- --------------- -------------- ------------- -----------

NET INCOME (LOSS)                                                 1,769             356             61            25           0

Preferred Stock Dividend Requirements                                 0               0              0             0           0

                                                         --------------- --------------- -------------- ------------- -----------
EARNINGS (LOSS) FOR COMMON STOCK                                  1,769             356             61            25           0
                                                         --------------- --------------- -------------- ------------- -----------


   KeySpan Corporation
   Consolidating Income Statement
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                         Sub-Total    Elimination    Reclassification  Consolidated
                                                        ------------------------------------------------------------
OPERATING REVENUES
   Gas Distribution                                        2,555,785             0               0      2,555,785
   Electric Services                                       1,451,365            (4)         (6,650)     1,444,711
   Gas Exploration and Production                            274,209             0               0        274,209
   Energy Services                                           837,829        (3,233)        (62,735)       771,861
   Energy Investments and Other                              500,852      (423,459)         (2,469)        74,924
                                                        ------------- -------------  --------------  -------------
   Operating Revenues                                      5,620,040      (426,696)        (71,854)     5,121,490
                                                        ------------- -------------  --------------  -------------

OPERATING EXPENSE
   Fuel and Purchased Power                                  460,900             0               0        460,900
   Purchase Gas for Resale                                 1,408,619             0               0      1,408,619
   Operations and Maintenance                              2,261,737      (426,553)       (139,677)     1,695,507
   Early Retirement and Serverance Charge                          0             0          65,175         65,175
   Depreciation, Depletion and Amortization                  313,866             0          21,240        335,106
   Operating Taxes                                           447,730             0         (23,410)       424,320
                                                        ------------- -------------  --------------  -------------
   TOTAL OPERATING EXPENSE                                 4,919,659      (426,553)       (103,479)     4,389,627
                                                        ------------- -------------  --------------  -------------

OPERATING INCOME                                             700,381          (143)         31,625        731,863
                                                        ------------- -------------  --------------  -------------

OTHER INCOME
   Income from Equity Investment                             102,885       (90,875)          8,000         20,010
   Interest Income                                            92,792       (68,364)        (11,238)        13,190
   Minority Interest                                         (26,398)            0              56        (26,342)
   Other                                                     412,402      (431,924)          1,234        (18,288)
                                                        ------------- -------------  --------------  -------------
   Total Other Income (expense)                              581,681      (591,163)         (1,948)       (11,430)
                                                        ------------- -------------  --------------  -------------

INCOME (LOSS) BEFORE INTEREST CHARGES AND
INCOME TAXES                                               1,282,062      (591,306)         29,677        720,433
                                                        ------------- -------------  --------------  -------------


                                                        ------------- -------------  --------------  -------------
INTEREST CHARGES                                             297,618       (96,726)          2,458        203,350
                                                        ------------- -------------  --------------  -------------

INCOME TAXES
   Current                                                   125,076             0          44,747        169,823
   Deferred                                                   63,981             0         (17,528)        46,453
                                                        ------------- -------------  --------------  -------------
   Total Income Taxes                                        189,057             0          27,219        216,276
                                                        ------------- -------------  --------------  -------------

NET INCOME (LOSS)                                            795,387      (494,580)              0        300,807

Preferred Stock Dividend Requirements                         18,113             0               0         18,113

                                                        ------------- -------------  --------------  -------------
EARNINGS (LOSS) FOR COMMON STOCK                             777,274      (494,580)              0        282,694
                                                        ------------- -------------  --------------  -------------

   KeySpan Corporation
   Consolidating Statement of Retained Earnings
   Year ended December 31, 2000
   (In Thousand of Dollars)

                                                                            KeySpan      KeySpan      KeySpan      KeySpan Energy
                                              KeySpan        KeySpan        Ravenswood   Ravenswood    Uitility      Trading
                                            Corporation    Generation LLC Services Corp.   Inc       Services LLC  Services LLC
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                 360,055       37,769           72        47,394        4,952         4,791

Net Income (Loss) for Period                   275,146       20,736           89        91,612          (33)       10,403

Retained Earnings Acquired on Acquisition
                                               -------       -------       -------     -------       -------       -------
                                               635,201       58,505          161       139,006        4,919        15,194

Cash Dividends Declared

   Common Stock                                239,740       56,000                    127,000        4,700        15,000

   Preferred Stock                              20,298

Other, Primarily write-off
   of Capital Stock Expense                      7,406            2                       (14)            1           (1)
                                               -------        ------        -----       ------          ----          ----
Balance at End of Period                       367,757        2,503          161        12,020          218           195
                                               =======        =====          ===        ======          ===           ===


                                              KeySpan         KeySpan      KeySpan                      KeySpan
                                              Electric       Gas East     Corporate       KeySpan       Energy
                                            Services LLC   Corporation  Services LLC  Services Inc.  Management Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                   3,253       (4,788)        5,404        (2,015)        2,846

Net Income (Loss) for Period                     1,369       36,953        (8,632)       18,993        22,699

Retained Earnings Acquired on Acquisition
                                               -------       -------       -------       -------       -------
                                                 4,622       32,165        (3,228)       16,978        25,545

Cash Dividends Declared

   Common Stock                                  3,000       15,000         7,711        24,700        24,700

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                          1            2                           2           (1)
                                                 -----       ------       -------        ------           ----
Balance at End of Period                         1,621       17,163       (10,939)       (7,724)          846
                                                 =====       ======       =======        ======           ===


   KeySpan Corporation
   Consolidating Statement of Retained Earnings
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                          Paulus                                      Active
                                              Delta                     Sololowski                       Fritze     Conditioning
                                           KeySpan Inc.  Roy Kay Inc.  And Sartor, Inc.  WDF Inc.     KeySpan Inc.     Corp
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                    363                                                   1,635          884

Net Income (Loss) for Period                      351         489       2,929              6,569        1,809          171

Retained Earnings Acquired on Acquisition
                                                 ----        ----       -----              -----        -----        ------
                                                  714         489       2,929              6,569        3,444        1,055

Cash Dividends Declared

   Common Stock

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                         3           1           1                (1)           1
                                                    -           -           -                --            -


Balance at End of Period                          711         488       2,928               6,570        3,443        1,055
                                                  ===         ===       =====               =====        =====        =====

                                                                                                        Fourth Avenue
                                            KeySpan          KeySpan       KeySpan         KeySpan       Enterprise
                                            Energy           Energy         Energy       Communicaitons    Piping       Binsky &
                                           Solutions Inc.  Services Inc.  Supply LLC        Corp            Corp       Snyder Inc.
----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                   (5,280)     (14,838)        (759)           391

Net Income (Loss) for Period                      607       (2,007)         32,033         2,048            1,617        2,017

Retained Earnings Acquired on Acquisition

                                               (4,673)     (16,845)         31,274         2,439            1,617       2,017

Cash Dividends Declared

   Common Stock                                                             24,700

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                        (3)          (3)            (1)             1               2

Balance at End of Period                       (4,670)     (16,842)          6,575         2,438            1,615       2,017
                                               ======      =======           =====         =====            =====       =====

   KeySpan Corporation
   Consolidating Statement of Retained Earnings
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                                                           LILCO                      Island
                                               KeySpan                    Energy        Marquez       Energy
                                              Operating     KeySpan       Systems     Development    Services      Brooklyn Union
                                             Services Inc  MHK Inc.        Inc.          Corp       Company Inc.    Gas Company
----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                   63            0         1,127        (6,653)         (620)       403,959

Net Income (Loss) for Period                 (2,229)      (4,973)            0             0             0        106,521

Retained Earnings Acquired on Acquisition
                                             -------      -------        -------      -------        -------      -------
                                             (2,166)      (4,973)        1,127        (6,653)         (620)       510,480

Cash Dividends Declared

   Common Stock                                                                                                    96,000

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                      (4)                                                                    2
                                             -------      -------        -------      -------         -------     -------
Balance at End of Period                     (2,162)      (4,973)        1,127        (6,653)         (620)       414,478
                                             ======       ======         =====        ======          ====        =======

                                                                                                           KeySpan
                                                  KeySpan     The Houston      THEC          GEI           Energy        KeySpan
                                                  Energy      Exploration    Holding       Development    Development     Cross
                                                 Corporation    Company      Company       Company         Company       Bay, LLC
------------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period
                                                  (57,422)      (14,018)        1,638       (14,688)        (1,613)            19
Net Income (Loss) for Period
                                                       37        85,258        57,265          (127)        (3,173)             0
Retained Earnings Acquired on Acquisition


                                                  (57,385)       71,240        58,903       (14,815)        (4,786)            19
Cash Dividends Declared

   Common Stock
                                                   31,900
   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense
                                                                     (1)                          1
Balance at End of Period                           -------       -------       -------      -------         -------           ------
                                                  (89,285)       71,241        58,903       (14,816)        (4,786)            19
                                                  =======        ======        ======       =======         ======             ==


   KeySpan Corporation
   Consolidating Statement of Retained Earnings
   Year ended December 31, 2000
   (In Thousand of Dollars)

                                                                                        KeySpan      KeySpan         KeySpan
                                                 GEI         KEDC         KeySpan      Luxembourg   Netherland      Midstream
                                                Timna     Nova Scotia   CI Midstream     SARL       Nicodama B.V.   Finance(NRO)
----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                  (243)      (1,584)            0         4,012             0              0

Net Income (Loss) for Period                       4        3,024         5,265          (257)         (450)          (140)

Retained Earnings Acquired on Acquisition
                                                -----       -----         -----         -----          -----          -----
                                                (239)       1,440         5,265         3,755          (450)          (140)

Cash Dividends Declared

   Common Stock

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                        1                                                     (1)          (140)
                                                -----                                                  -----          -----
Balance at End of Period                        (240)       1,440         5,265         3,755          (449)             0


                                                                                         KeySpan
                                                 Solex                     KeySpan     Exploration      Northeast      KeySpan
                                              Production      KeySpan    International  & Production    Tranmission    Natural
                                                 Ltd.       Canada Ltd.   Corporation      LLP           Company       Fuel LLC
-----------------------------------------------------------------------------------------------------------------------------------

Balance at Beginning of Period                    140         2,534        (2,921)            0         12,178            672

Net Income (Loss) for Period                    2,707           345            27           948          5,396            218

Retained Earnings Acquired on Acquisition
                                                -----         -----         -----           -----       ------           -----
                                                2,847         2,879        (2,894)          948         17,574            890

Cash Dividends Declared

   Common Stock                                                                                         16,000

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                        (5)                                        1
                                                -----                                       -----        -----            -----
Balance at End of Period                        2,852         2,879        (2,894)          947          1,574            890
                                                =====         =====        ======           ===          =====            ===

  KeySpan Corporation
  Consolidating Statement of Retained Earnings
  Year ended December 31, 2000
  (In Thousand of Dollars)
                                                KeySpan       Eastern       Boston         Essex       Colonial        Midland
                                               Northeast     Enterprises      Gas           Gas           Gas         Enterprises
                                              Ventures LLC     Inc.         Company       Company       Company          Inc
----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                   1,332             0             0              0            0              0

Net Income (Loss) for Period                       654           290        12,066          1,815        6,859         (1,943)

Retained Earnings Acquired on Acquisition                     18,089       171,134         10,491      (13,172)       107,172
                                                 -----        ------       -------         ------       -------       -------
                                                 1,986        18,379       183,200         12,306       (6,313)       105,229

Cash Dividends Declared

   Common Stock

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                          2                       9,758
                                                 -----        -----        -------         ------       -----         -------
Balance at End of Period                         1,984        18,379       173,442         12,306       (6,313)       105,229
                                                 =====        ======       =======         ======       ======        =======

                                                                         Philadelphia                   EnergyNorth  EnergyNorth
                                              Transgas     Servicedge       Coke        EnergyNorth    Natural Gas     Propane
                                                Inc.          Inc.         Company         Inc.          Company        Inc.
---------------------------------------------------------------------------------------------------------------------------------

Balance at Beginning of Period                      0             0             0               0             0             0

Net Income (Loss) for Period                       54          (253)            0               0         1,769           356

Retained Earnings Acquired on Acquisition       1,471       (12,872)      (10,690)          2,212
                                                -----        -------       ------           -----         -----           -----
                                                1,525       (13,125)      (10,690)          2,212         1,769           356

Cash Dividends Declared

   Common Stock

   Preferred Stock

Other, Primarily write-off
   of Capital Stock Expense                                                                                   1
                                                -----       --------       -----            -----         -----           -----
Balance at End of Period                        1,525       (13,125)      (10,690)          2,212         1,768           356
                                                =====       =======       =======           =====         =====           ===



   KeySpan Corporation
   Consolidating Statement of Retained Earnings
   Year ended December 31, 2000
   (In Thousand of Dollars)
                                            EnergyNorth    EnergyNorth     Broken
                                            Mechanicals     Realty         Bridge
                                              Inc.           Inc.         Corporation   Sub-Total    Elimination    Reclassification
-----------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                  0              0              0         770,041      (313,159)

Net Income (Loss) for Period                   61             25              0         795,387      (494,580)

Retained Earnings Acquired on Acquisition                                               273,385      (273,835)
                                              ----           ----            ----     ---------    ----------           ----
                                               61             25              0       1,839,263    (1,081,574)            0

Cash Dividends Declared

   Common Stock                                                                         686,151      (446,411)

   Preferred Stock                                                                       20,298

Other, Primarily write-off
   of Capital Stock Expense                    (1)            (1)                        17,012
                                             ----            ----            ----      --------       ---------           ---
Balance at End of Period                       62             26              0        1,115,802      (635,163)            0
                                               ==             ==              =        =========      ========             =


                                             Consolidated
--------------------------------------------------------------------------------
                                              456,882
Balance at Beginning of Period
                                              300,807
Net Income (Loss) for Period
                                                    0
Retained Earnings Acquired on Acquisition     -------
                                              757,689


Cash Dividends Declared
                                              239,740
   Common Stock
                                               20,298
   Preferred Stock

Other, Primarily write-off                     17,012
   of Capital Stock Expense                   -------
Balance at End of Period                      480,639
                                              =======